UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Integrys Energy Group, Inc.

(Name of registrant as specified in its charter)

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Integrys Energy Group, Inc.

130 East Randolph Street, Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 11, 2011

The Integrys Energy Group annual meeting will be held on Wednesday, May 11, 2011, at 10:00 a.m., Central Daylight Time, at the Weidner Center, on the campus of the University of Wisconsin-Green Bay, 2420 Nicolet Drive, Green Bay, Wisconsin. Our shareholders are asked to take action with respect to:

1.	The election of Keith E. Bailey, William J. Brodsky, Albert J. Budney, Jr., Pastora San Juan Cafferty, Ellen Carnahan, Michelle L. Collins, Kathryn M. Hasselblad-Pascale, John W. Higgins, James L. Kemerling, Michael E. Lavin, William F. Protz, Jr., and Charles A. Schrock to one-year terms on the board of directors or until their successors have been duly elected;

2.	The approval of a non-binding advisory resolution on the compensation of our named executive officers;

3.	A non-binding advisory vote regarding the frequency of future advisory votes related to the compensation of our named executive officers; and

4.	The ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2011.

Also, as necessary or desirable, shareholders will consider and act upon any other business properly brought before the annual meeting and any adjournment or postponement thereof.

Our board of directors recommends a vote “FOR” each nominee identified in Item 1 above, “FOR” Items

2 and 4 above, and for “1 YEAR” for Item 3. Only shareholders of record at the close of business on March 17, 2011 are entitled to notice and to vote at the annual meeting.

You may vote your shares over the Internet at www.voteproxy.com, by calling toll-free (800) 776-9437 (or if calling from outside of the United States, by calling (718) 921-8500), by completing and mailing the enclosed proxy card, or in person at the annual meeting. We request that you vote in advance whether or not you attend the annual meeting. You may revoke your proxy at any time prior to the vote at the annual meeting by notifying us in writing, voting your shares in person at the meeting, revoting through the website or telephone numbers listed above, or returning a later-dated proxy card.

INTEGRYS ENERGY GROUP, INC.

BARTH J. WOLF
Vice President, Chief Legal Officer and Secretary

Chicago, Illinois

April 1, 2011

The board of directors solicits the enclosed proxy. Your vote is important no matter how large or small your holdings. To assure your representation at the meeting, please complete, sign exactly as your name appears, date and promptly mail the enclosed proxy card in the postage-paid envelope provided or use one of the alternative voting options provided.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 11, 2011

Our proxy statement and our 2010 annual report to shareholders can be accessed on the Internet at www.integrysgroup.com/proxymaterials.

2011 ANNUAL MEETING OF SHAREHOLDERS

PROXY STATEMENT

i

This proxy statement, the accompanying Notice of Annual Meeting of Shareholders and proxy card are being mailed to shareholders on or about April 1, 2011, and are furnished in connection with the solicitation of proxies by the board of directors of Integrys Energy Group.

FREQUENTLY ASKED QUESTIONS

Q:	Why have I received these materials?

A:	All shareholders of Integrys Energy Group were sent these proxy materials. You are asked to vote on the items noted in response to the question entitled “What are the items to be voted on?” below.

Q:	Who can attend the annual meeting?

A:	Anyone who is a shareholder as of the close of business on March 17, 2011 may attend the annual meeting and vote. This includes all shareholders holding Integrys Energy Group common stock on March 17, 2011. Each shareholder may be accompanied by one guest.

Q:	What constitutes a quorum?

A:	A quorum is the number of shares that must be voted at the meeting to lawfully conduct business. Votes of a majority of the shares entitled to vote constitute a quorum. As of the record date of March 17, 2011, a total of 78,072,462 shares were eligible to vote. Votes of 39,036,232 shares will constitute a quorum.

Q:	What are the items to be voted on?

A:	Items you are asked to vote on are 1) the election of 12 individuals to the board of directors, 2) the approval of a non-binding advisory resolution on the compensation of our named executive officers, 3) a non-binding advisory vote regarding the frequency of future advisory votes related to the compensation of our named executive officers, and 4) the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2011, and to consider and act upon any other business that may be properly brought before the annual meeting and any adjournment or postponement thereof.

Q:	What happens if additional proposals are presented at the meeting?

A:	Our By-Laws require advance notice of any matter to be brought before the annual meeting. We have not received any additional proposals that will need to be addressed at the meeting. Therefore, we are not required to present any other issues at the meeting. Additional issues may be presented at the discretion of Integrys Energy Group. If an additional proposal is brought up, the shares represented by proxy will be voted in accordance with the discretionary judgment of the appointed proxies, Charles A. Schrock and Barth J. Wolf.

Q:	How are directors elected?

A:	Assuming a quorum is present, a plurality of votes cast at the annual meeting is required to elect directors. “Plurality” means the 12 individuals who receive the largest number of votes will be elected as directors. However, we have adopted a majority voting policy that provides for a review of a director’s service in the event a director receives less than a majority of the votes cast, to determine whether or not to require the resignation of such director. Assuming a quorum is present, shares not voted at the annual meeting will not affect the election of directors.

Q:	How are voting results determined for the other proposals?

A:	Assuming a quorum is present, voting results for the other proposals will be determined as follows. The non-binding advisory resolution related to the compensation of our named executive officers and the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group for 2011 will be determined by majority vote. A majority vote will occur if the number of votes cast in favor of each of these proposals exceeds the number of votes cast in opposition to each proposal. With respect to the non-binding advisory vote as to the frequency of future advisory votes related to the compensation of our named executive officers, the option (every one, two or three years) receiving the greatest number of votes will be considered the frequency recommended by shareholders. Assuming a quorum is present, shares not voted at the annual meeting will not affect the outcome of these other proposals.

Q:	How are abstentions, broker non-votes and votes withheld treated?

A:	Abstentions, broker non-votes and votes withheld will be counted as present in determining whether there is a quorum for the meeting. However, they will not be counted as shares voted. A broker non-vote occurs when a broker submits a proxy card with respect to shares that the broker holds on behalf of another person, but declines to vote on a particular matter, either because the broker elects not to exercise its discretionary authority to vote on the matter or does not have authority to vote on the matter.

Q:	Who tabulates the votes?

A:	Our independent transfer agent, American Stock Transfer & Trust Company, LLC, tabulates the votes.

Q:	Is my vote confidential?

A:	Yes. American Stock Transfer & Trust Company, LLC will hold your vote in confidence. Whether you vote your shares by Internet, telephone or mail, your vote will be received directly by American Stock Transfer & Trust Company, LLC. American Stock Transfer & Trust Company, LLC will serve as inspector, count all the proxies or ballots submitted, and report the vote at the annual shareholder meeting on May 11, 2011. For a discussion of how shares in our employee stock ownership plan trusts are voted, please see the question entitled “How are shares in the Employee Stock Ownership Plan Trusts voted?” below.

Q:	Do I need to attend the annual meeting in order to vote?

A:	No. You can vote your shares at any time prior to the annual meeting by Internet, telephone or returning the completed proxy card in the enclosed prepaid envelope. You may also vote in person at the annual meeting.

Q:	Who can vote?

A:	Anyone who owned Integrys Energy Group common stock as of the close of business on March 17, 2011, can vote. Each eligible share of Integrys Energy Group common stock is entitled to one vote. Your vote is important and we encourage you to vote promptly.

Q:	How do I vote?

A:	You may vote your shares by any of four methods:

1)	Over the Internet at www.voteproxy.com,

2)	Over the telephone by calling toll-free (800) 776-9437 (or if calling from outside of the United States, by calling (718) 921-8500),

3)	Through the mail by returning your completed, signed and dated proxy card in the enclosed prepaid envelope, or

4)	In person at the annual meeting.

Instructions to vote your shares over the Internet or telephone are provided on your proxy card. Your completed proxy will be voted according to your instructions. If you return an executed proxy card without marking voting instructions, your proxy will be voted “FOR” the election of Keith E. Bailey, William A. Brodsky, Albert J. Budney, Jr., Pastora San Juan Cafferty, Ellen Carnahan, Michelle L. Collins, Kathryn M. Hasselblad-Pascale, John W. Higgins, James L. Kemerling, Michael E. Lavin, William F. Protz, Jr., and Charles A. Schrock; “FOR” the non-binding advisory resolution approving the compensation of our named executive officers; for “1 YEAR” as to the frequency of future advisory votes relating to the compensation of our named executive officers; and “FOR” the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2011. You have the right to change your vote anytime before the meeting by:

1)	Notifying us in writing,

2)	Revoting over the Internet or telephone,

3)	Returning a later-dated proxy card, or

4)	Voting in person at the annual meeting.

By voting your shares, you also authorize your shares to be voted on any other business that may properly come before the annual meeting or any adjournment or postponement of the annual meeting in accordance with the judgment of the appointed proxies, Charles A. Schrock and Barth J. Wolf.

You may vote over the Internet or telephone until midnight Eastern Daylight Time on May 10, 2011.

Q:	Do I need to return the proxy card if I vote over the Internet or telephone?

A:	No. If you vote your proxy over the Internet or telephone, you should not mail your proxy card, unless you want to change your vote. If you return your proxy card after voting over the Internet or telephone, it will be processed and replace any earlier vote you provided over the Internet or telephone.

Q:	If my broker holds my shares in “street name,” will my broker vote my shares for me?

A:	If your shares are held in a brokerage account, you will receive a full meeting package including a voting instruction form to vote your shares. Your brokerage firm may permit you to vote by the Internet or by telephone. Brokerage firms have the authority under New York Stock Exchange rules to vote their client’s unvoted shares on certain routine matters, like the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2011. So, even if you do not provide voting instructions to your brokerage firm, your brokerage firm may choose to vote for you on the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for 2011. All other items up for vote are not considered routine and can only be voted by your broker with your specific instructions. Therefore, we urge you to respond to your brokerage firm so that your vote will be cast.

Q:	If my shares are held in “street name,” can I vote my shares in person at the annual meeting?

A:	If your shares are held in street name, you may vote your shares in person at the annual meeting ONLY if you bring a legal proxy to the annual meeting. The legal proxy would be provided by your broker, fiduciary, custodian or other nominee. You must request this legal proxy from your bank or broker as they will not automatically supply one to you.

Q:	What are the board of directors’ voting recommendations?

A:	The board of directors recommends shareholders vote “FOR” the election of all of our nominees as directors, “FOR” the non-binding advisory resolution approving the compensation of our named executive officers, for “1 YEAR” as to the frequency of future advisory votes related to the compensation of our named executive officers, and “FOR” the ratification of Deloitte & Touche LLP as the independent registered public accounting firm for 2011.

Q:	What if I receive more than one proxy card?

A:	If you receive more than one proxy card, this means your shares are in more than one account. Please vote all the shares that you own. If you would like to consolidate your accounts and receive only one proxy card in the future, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, at (800) 236-1551 or www.amstock.com. This will save printing and mailing costs, so please take advantage of this option.

Q:	How are shares in the Employee Stock Ownership Plan Trusts voted?

A:	If you own stock in the Wisconsin Public Service Corporation Employee Stock Ownership Plan, or the Peoples Energy Corporation Employee Stock Ownership Plan, you may vote your shares by any of the following three methods:

1)	Over the Internet at www.voteproxy.com,

2)	Over the telephone by calling toll-free (800) 776-9437, or

3)	Through the mail by returning your completed, signed and dated proxy card in the enclosed prepaid envelope.

Your vote must be received by May 9, 2011 to be voted at the annual meeting. Stock owned in these plans may NOT be voted in person at the annual meeting.

American Stock Transfer & Trust Company, LLC will tabulate the votes of participants for each of these plans. The results of the vote received from these plans’ participants will serve as voting instructions to the plans’ trustee. The trustee of these plans, as of the record date, is Wells Fargo Bank N.A. The trustee will vote the plan shares as instructed by plan participants. If a participant in the Wisconsin Public Service Corporation Employee Stock Ownership Plan does not provide voting instructions, the trustee, Wells Fargo Bank N.A., will not vote the participant’s shares in the plan. If a participant in the Peoples Energy Corporation Employee Stock Ownership Plan does not provide voting instructions, the trustee, Wells Fargo Bank N.A., will vote shares allocated to the participant’s plan account in the same proportion as those votes cast by other plan participants submitting voting instructions. American Stock Transfer & Trust Company, LLC and Wells Fargo Bank N.A. will keep how you vote your shares confidential.

Shares held in the Peoples Energy Capital Accumulation Plan or the Peoples Energy Thrift Plan will be voted at the discretion of the trustee, Wells Fargo Bank N.A., and not by plan participants.

Q:	How can a shareholder communicate with the board of directors directly?

A:	Any shareholder or interested parties may communicate with the board of directors (or an individual director serving on the board of directors) by sending written communications, addressed to any director or to the board of directors as a group, in care of Integrys Energy Group’s Vice President, Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301. The Vice President, Chief Legal Officer and Secretary will ensure that this communication (assuming it is properly marked to the board of directors or a specific director) is delivered to the board of directors or the specified director, as the case may be. However, commercial advertisements or other forms of solicitation will not be forwarded.

Q:	When are shareholder proposals due to be included in the proxy for the 2012 annual meeting?

A:	Shareholder proposals must be received in writing by December 3, 2011, to be included in next year’s proxy statement. Proposals should be submitted to Barth J. Wolf, Vice President, Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301.

Q:	How can I help reduce costs for Integrys Energy Group?

A:	You can help Integrys Energy Group reduce costs by subscribing to electronic delivery of your annual report, proxy statement and other shareholder communications. If you subscribe to this free service, you will receive future copies of Integrys Energy Group’s annual reports, proxy statements and other shareholder communications over the Internet. You will receive the material quicker and reduce costs for Integrys Energy Group. Subscribers will receive an e-mail when the annual report, proxy statement and other material become available. This would be no later than the day Integrys Energy Group mails the paper documents. The e-mail will provide you with instructions on how to access the documents over the Internet.

Additionally, if you receive more than one proxy card, you can help reduce costs by consolidating your accounts. To receive only one proxy card in the future, please contact our transfer agent, American Stock Transfer & Trust Company, LLC, at (800) 236-1551 or www.amstock.com.

Q:	How can I subscribe to electronic delivery of annual reports and proxy statements?

A:	You can subscribe to electronic delivery of future annual reports, proxy statements and other shareholder communications over the Internet when you vote your proxy or by going directly to www.voteproxy.com. When you reach the Web page:

•	Click on “Account Access,”

•	Have the proxy card you received in hand and follow the instructions on the screen,

•	Input your Account Number and Social Security Number and click on “Submit,”

•	Click on “Receive Company Mailings via E-mail,”

•	Provide your e-mail address, and

•	Click on “Go.”

Q:	Where can I find voting results from the meeting?

A:	The annual meeting voting results will be published in a Form 8-K, available no later than May 17, 2011, on Integrys Energy Group’s website at www.integrysgroup.com/investor, and can be accessed by selecting “SEC Filings.”

Q:	May I review the presentation made at the meeting if I can’t attend?

A:	Yes. The speech from our Chairman, President and Chief Executive Officer will be posted on Integrys Energy Group’s website at www.integrysgroup.com/investor, and can be accessed by selecting “Presentations.”

ELECTION OF DIRECTORS

Our board of directors is currently divided into Classes A, B and C. Based on the decision in 2008 to declassify our board of directors we amended our By-Laws to declassify our board of directors over a three-year period. As a result, starting with our 2011 annual meeting, our board of directors will be fully declassified, with all directors elected to one-year terms, and we will no longer have classes of directors with staggered terms.

Our board of directors has nominated Keith E. Bailey, William J. Brodsky, Albert J. Budney, Jr., Pastora San Juan Cafferty, Ellen Carnahan, Michelle L. Collins, Kathryn M. Hasselblad-Pascale, John W. Higgins, James L. Kemerling, Michael E. Lavin, William F. Protz, Jr., and Charles A. Schrock for election at our 2011 annual meeting, all of which will serve one-year terms until the 2012 annual meeting. Two current directors, Richard A. Bemis and Robert C. Gallagher, will not be standing for re-election due to retirement, and our board of directors has nominated Michelle L. Collins to fill one of those openings. As a result, our board of directors expects to amend our By-Laws to reduce the size of the board from 13 to 12 directors, effective at our 2011 annual meeting.

All of the above director nominees are currently serving as directors of Integrys Energy Group, except for Michelle L. Collins, whom our board of directors chose to nominate for election as a new director. Ms. Collins’ nomination was recommended by the board’s governance committee in conjunction with an on-going director succession planning process. The governance committee engaged an independent board search firm to assist in identifying desired characteristics for new directors and to recommend potential director candidates. Ms. Collins was identified and recommended to the governance committee by the independent board search firm as a potential director candidate who possesses important characteristics desired for a new director including a broad business background, financial expertise, public company board experience, merger and acquisition experience, and diversity.

The tables on the following three pages set forth certain other information, as of April 1, 2011, about the individuals who have been nominated for election at our 2011 annual meeting. The role of an effective director inherently requires certain personal qualities, such as integrity, as well as the ability to comprehend, discuss and critically analyze materials and issues that are presented so that the director may exercise judgment and reach conclusions in fulfilling his or her duties and fiduciary obligations. We believe that the specific background of each nominee set forth in the information below, including, as applicable, past service with our company, evidences his or her ability to effectively serve as a director of Integrys Energy Group. Further, each nominee’s background has provided the nominee with business acumen and a thoughtful approach to addressing issues that confront businesses. This combination of business background and skills and attributes led to the conclusion that each of the nominees should stand for election as a director of Integrys Energy Group.

The board of directors has no reason to believe that any of the nominees will be unable or unwilling to serve as a director if elected. If any nominee is unable or unwilling to serve, the shares represented by proxies solicited by the board of directors will be voted for the election of another person the board of directors may recommend.

The board of directors recommends a vote “FOR” the election to the board of directors for each of the nominees listed on pages 7, 8 and 9. Proxies solicited by the board of directors will be voted “FOR” the nominees unless the shareholder has specified otherwise.

Director nominees for election at our 2011 annual meeting are as follows:

Name	Age	Nominee’s Qualifications	Years

Keith E. Bailey (1)	68	Director Integrys Energy Group, Inc. Chief Executive Officer and Chairman President Chief Financial Officer The Williams Companies, Inc. (Energy company)	2005 – present* 1994 – 2002 1992 – 2001 1986 – 1992

William J. Brodsky (2)	67	Director Integrys Energy Group, Inc. Chairman and Chief Executive Officer Chicago Board Options Exchange Chief Executive Officer Chicago Mercantile Exchange	1997 – present* 1997 – present 1985 – 1997

Albert J. Budney, Jr.	63

Director

Integrys Energy Group, Inc.

President

Niagara Mohawk Holdings, Inc.

(Holding company for electric and natural gas operations)

President

Niagara Mohawk Power Corporation

(Regulated electric and natural gas utility)

Managing Vice President, Power Services Group

UtiliCorp United, Inc.

(Holding company for electric and gas operations)

President

Missouri Public Service Company

(Regulated electric and natural gas utility)

			2002 – present 1999 – 2002 1995 – 1999 1994 – 1995 1993 – 1994

Pastora San Juan Cafferty (3)	70	Director Integrys Energy Group, Inc. Professor emerita Professor University of Chicago	1988 – present* 2005 – present 1985 – 2005

Ellen Carnahan	55

Director

Integrys Energy Group, Inc.

Principal

Machrie Enterprises LLC

(Private equity and venture capital fund advisory services)

Managing Director

William Blair Capital Management LLC

(Venture capital fund management)

Managing Director

Seyen Capital Management LLC

(Venture capital fund management)

			2003 – present 2008 – present 1988 – 2009 2006 – 2008

*	Years of service includes years of service as a director of Peoples Energy Corporation prior to the merger with Integrys Energy Group, Inc. in 2007.

(1)	Mr. Bailey also currently serves on the board of directors for Apco Oil & Gas International Inc., MarkWest Energy Partners, L.P., and Cloud Peak Energy Inc. At Cloud Peak Energ Inc., he currently serves as Non-Executive Chairman of the Board.

(2)	Mr. Brodsky also currently serves on the board of directors for CBOE Holdings, Inc.

(3)	Ms. Cafferty also currently serves on the board of directors for Waste Management, Inc. and has also served on the board of directors for the following publicly held company within the last five years: Kimberly-Clark Corporation.

Name	Age	Nominee’s Qualifications	Years

Michelle L. Collins (4)	51

President

Cambium LLC

(Business and financial advisory firm)

Managing Director and Co-Founder

Svoboda Capital Partners, LLC

(Private equity firm)

Principal, Corporate Finance

Associate, Corporate Finance

William Blair & Company, LLC

(Investment banking firm)

			2007 – present 1998 – 2006 1992 – 1997 1986 – 1991

Kathryn M. Hasselblad-Pascale	63	Director Integrys Energy Group, Inc. Managing Partner Hasselblad Machine Company, LLP (Manufacturer of automatic screw machine products)	1987 – present 1997 – present

John W. Higgins	64	Director Integrys Energy Group, Inc. Chairman and Chief Executive Officer Higgins Development Partners (Real estate development services)	2003 – present* 1980 – present

James L. Kemerling	71

Director

Integrys Energy Group, Inc.

President and Chief Executive Officer

Riiser Oil Company, Inc.

(Distributor of petroleum products)

Chairman and Chief Executive Officer

Award Hardwood Floors, LLP

(Manufacturer of hardwood floors)

			1988 – present 1999 – present 2003 – 2006

Michael E. Lavin (5)	65	Director Integrys Energy Group, Inc. Midwest Area Managing Partner Audit Partner KPMG, LLP (Public accounting firm)	2003 – present* 1993 – 2002 1977 – 2002

William F. Protz, Jr.	66	Director Integrys Energy Group, Inc. Consultant President and Chief Executive Officer Santa’s Best LLP (Manufacturer of Christmas decorations and accessories)	2001 – present 2003 – 2006 1991 – 2003

*	Years of service includes years of service as a director of Peoples Energy Corporation prior to the merger with Integrys Energy Group, Inc. in 2007.

(4)	Ms. Collins also currently serves on the board of directors for Bucyrus International, Inc. and Molex, Inc. and has also served on the board of directors for the following publicly held company within the last five years: CDW Corporation.

(5)	Mr. Lavin also currently serves on the board of directors for Tellabs, Inc. and has also served on the board of directors for the following publicly held company within the last five years: SPSS Inc.

Name	Age	Nominee’s Qualifications	Years

Charles A. Schrock	57

Director, Chairman, President and Chief

Executive Officer

Director, President and Chief Executive Officer

Integrys Energy Group, Inc.

President and Chief Executive Officer

President

President and Chief Operating Officer – Generation

Wisconsin Public Service Corporation

Senior Vice President

WPS Resources Corporation

President

WPS Power Development, Inc.

Senior Vice President – Operations

Nuclear Management Company, LLC

			2010 – present 2009 – 2010 2008 – 2009 2007 – 2008 2004 – 2007 2003 – 2004 2001 – 2003 2000 – 2001

Director Independence

On February 10, 2011, the board of directors reviewed the business and other relationships of all current directors of Integrys Energy Group, including Richard A. Bemis and Robert C. Gallagher who will continue to be members of the board of directors until their expected retirement at our 2011 annual meeting. The board of directors affirmatively determined that all current directors other than Charles A. Schrock are independent as defined in the New York Stock Exchange listing standards, meet the categorical independence standards adopted by the board of directors (set forth below) and have no other material relationships with Integrys Energy Group. In addition, Keith E. Bailey, Pastora San Juan Cafferty, Robert C. Gallagher and Michael E. Lavin meet additional independence standards for audit committee members.

In reaching its determination that all current directors other than Charles A. Schrock are independent, the board of directors reviewed any transactions, relationships or arrangements that directors had with Integrys Energy Group during the last three years. Matters reviewed included the following types of transactions, relationships or arrangements:

•

William J. Brodsky, Pastora San Juan Cafferty, Kathryn M. Hasselblad-Pascale, John W. Higgins and James L. Kemerling are employed by entities that purchased energy related services (electricity and natural gas) from affiliates of Integrys Energy Group. The amounts involved were determined to not be material enough to affect their independence.

•

James L. Kemerling is employed by an entity from which an affiliate of Integrys Energy Group has purchased gasoline, lubricating oils, and diesel fuel through a competitive bidding process for use in transportation fleets and electric generation units. The amount involved was determined to not be material enough to affect his independence.

•

Pastora San Juan Cafferty, Ellen Carnahan, Robert C. Gallagher, Kathryn M. Hasselblad-Pascale and Michael E. Lavin are affiliated with universities or other non-profit organizations to which affiliates of Integrys Energy Group have made charitable donations from time to time. The amounts were determined to not be material enough to affect their independence.

•

Keith E. Bailey serves as Non-Executive Chairman of an entity from which an affiliate of Integrys Energy Group has purchased significant amounts of coal through a competitive bidding process for use in electric generation units. Mr. Bailey is not an employee of the supplier and in his role as Non-Executive Chairman of the supplier is not involved in the decision-making process with respect to coal supply bids. Mr. Bailey’s role as Non-Executive Chairman for this supplier was determined to not affect his independence based on the facts and circumstances noted above.

Based upon information obtained in conjunction with the nomination of Michelle L. Collins, Ms. Collins has also been determined to be independent as defined in the New York Stock Exchange listing standards, to meet the additional independence standards for audit committee members, to meet the categorical independence standards adopted by the board of directors (set forth below), and to have no other material relationships with Integrys Energy Group.

Categorical Independence Standards for Directors

A director who at all times during the previous three years has met all of the following categorical standards and has no other material relationships with Integrys Energy Group will be deemed to be independent:

1.	Integrys Energy Group has not employed the director, and has not employed (except in a non-executive officer capacity) any of his or her immediate family members. Employment as an interim Chairman or Chief Executive Officer does not disqualify a director from being considered independent following that employment.

2.	Neither the director, nor any of his or her immediate family members, has received more than $120,000 per year in direct compensation from Integrys Energy Group, other than director and committee fees, and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service). Compensation received by a director for former service as an interim Chairman or Chief Executive Officer need not be considered in determining independence under this test. Compensation received by an immediate family member for service as a non-executive employee of Integrys Energy Group need not be considered in determining independence under this test.

3.	The director (i) is not a current partner or employee of Integrys Energy Group’s present internal or external auditor, (ii) was not within the last three years a partner or employee of Integrys Energy Group’s present internal or external auditor that personally worked on Integrys Energy Group’s audit within that time, (iii) does not have an immediate family member who is a current partner at Integrys Energy Group’s present internal or external auditor, (iv) does not have an immediate family member who is a current employee of the company’s present internal or external auditor that personally works on Integrys Energy Group’s audit, and (v) does not have an immediate family member who was within the last three years a partner or employee of Integrys Energy Group’s present internal or external auditor that personally worked on Integrys Energy Group’s audit within that time.

4.	Neither the director, nor any of his or her immediate family members, has been part of an “interlocking directorate” in which any of Integrys Energy Group’s present executives serve on the compensation (or equivalent) committee of another company that employs the director or any of his or her immediate family members in an executive officer capacity.

5.	Neither the director, nor any of his or her immediate family members (except in a non-executive officer capacity), has been employed by a company that makes payments to, or receives payments from, Integrys Energy Group for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2 percent of such other company’s consolidated gross revenues.

6.	Neither the director, nor any of his or her immediate family members, has been an employee, officer or director of a foundation, university or other non-profit organization to which Integrys Energy Group gives directly, or indirectly through the provision of services, more than $1 million per annum or 2 percent of the total annual donations received (whichever is greater).

In addition to satisfying the criteria set forth above, directors who are members of Integrys Energy Group’s audit committee will not be considered independent for purposes of membership on the audit committee unless they satisfy the following additional criteria:

1.	A director who is a member of the audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee, accept directly or indirectly any consulting, advisory, or other compensatory fee from Integrys Energy Group or any subsidiary thereof, provided that, unless the rules of the New York Stock Exchange provide otherwise, compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with Integrys Energy Group (provided that such compensation is not contingent in any way on continued service).

2.	A director who is a member of the audit committee may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board of directors committee, be an affiliated person of Integrys Energy Group.

3.	If an audit committee member simultaneously serves on the audit committees of more than two other public companies, then the board of directors must determine that such simultaneous service would not impair the ability of such member to effectively serve on Integrys Energy Group’s audit committee. Integrys Energy Group will disclose this determination in its proxy statement.

Related Person Transaction Policy

Our board of directors has adopted a written policy regarding related person transactions. Pursuant to this policy, all related person transactions are subject to approval or ratification. Each of our executive officers, directors or nominees for director is required to disclose to the governance committee certain information concerning related person transactions. Disclosure to the governance committee should occur on a timely basis after the executive officer, director or nominee for director becomes aware of the related person transaction, but in no case later than the time of the next circulation of an annual questionnaire requesting disclosure of any related person transactions that have occurred or are proposed to occur.

The governance committee’s decision whether or not to approve or ratify a related person transaction is to be made in light of the governance committee’s determination that consummation of the transaction is not or was not contrary to our best interests. In determining whether or not a related person transaction is not or was not contrary to our best interests, the governance committee considers the facts and circumstances regarding such transaction, including, among other things, the amounts involved, the relationship of the related person with our company and the terms that would be available in a similar transaction with an unaffiliated third party. The directors also consider their fiduciary duties, our company’s obligations under applicable securities law, including disclosure obligations and director independence rules, and other applicable law in evaluating any related person transaction.

With respect to related person transactions:

•

A “related person” means any person who is, or was at some time since the beginning of the last fiscal year, (a) an executive officer, director or nominee for election as a director, (b) a greater than 5 percent beneficial owner of our common stock, or (c) an immediate family member of the foregoing; and

•

A “related person transaction” means any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (a) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (b) we are a participant, and (c) any related person has or will have a direct or indirect interest (other than solely as a result of being a director or a less than 10 percent beneficial owner of another entity).

Certain related person transactions are deemed pre-approved, including, among others, (a) any transaction with another company, or charitable contribution, grant or endowment to a charitable organization, foundation or university, at which a related person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10 percent of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2 percent of the company’s total annual revenues or the charitable organization’s total annual receipts, and (b) any public utility services transactions or transactions (i) where the rates or charges involved are determined by competitive bids or (ii) that are made in the ordinary course of business on terms no less favorable to the company than those generally available from an unaffiliated third party under the same or similar circumstances.

Other Matters

As noted in the table above, one of our directors, Keith E. Bailey, previously served as Chairman and Chief Executive Officer for The Williams Companies, Inc. In addition to his role at The Williams Companies, Mr. Bailey also served as Chairman of a subsidiary named Williams Communication Group, Inc. until 2001. In 2002, after Mr. Bailey was no longer an executive officer, Williams Communication Group, Inc. filed for Chapter 11 bankruptcy.

ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS

Our board of directors is committed to and recognizes the importance of responsible executive compensation practices. As discussed below, we have designed our executive compensation program to attract, motivate, reward, and retain senior management as required to achieve our corporate objectives and to increase long-term shareholder value.

As required by Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with an opportunity to provide an advisory vote on the executive compensation of our named executive officers. This advisory vote, which is commonly referred to as a “Say on Pay Vote,” is not binding. However, our board of directors and the compensation committee will review and consider the outcome of the advisory vote when making future compensation decisions for our executive officers. Shareholders are asked to vote on the following resolution:

RESOLVED, that the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the compensation discussion and analysis, and compensation tables and any related material disclosed in this proxy statement, is hereby APPROVED.

To assist shareholders in this non-binding advisory vote, below is a brief summary that describes the key fundamental aspects of our executive compensation program. In addition to reviewing the summary below, we encourage you to carefully review the information on our compensation policies and decisions regarding our named executive officers presented in the Compensation Discussion and Analysis on pages 26 to 45, as well as the information contained in the Compensation Tables on pages 46 to 58.

We employ a strong pay-for-performance philosophy for our entire senior management team, including our named executive officers. Our compensation philosophy and compensation programs have resulted in compensation that reflects our financial results and other performance factors described in the Compensation Discussion and Analysis, as well as stock price performance. We achieve these objectives through the following:

•	A total compensation package for our named executive officers that is targeted at the median of our peer companies;

•	A total compensation package that is structured so that a majority of each named executive officer’s compensation opportunities are delivered through short- and long-term incentives;

•	A short-term incentive driven primarily by our financial earnings performance, and secondarily by key nonfinancial metrics;

•

A long-term incentive program that, in keeping with prevailing utility industry practice, primarily uses performance shares that are driven by our relative total shareholder return as compared to other utility industry peers, along with a mix of stock options and restricted stock units to further tie compensation to stock price performance as well as enhance retention; and

•	Stock ownership guidelines that continue to tie executives’ interests to shareholders over the long term.

Furthermore, we do not use employment contracts with our executive team nor provide severance protection other than following a change in control of our company. We believe our change-in-control agreements are in the best interests of our shareholders. Our change-in-control agreements contain double-trigger provisions (requiring both a change in control and subsequent employment termination before payments are made) and they do not provide tax gross-ups following a change in control for any of the named executive officers discussed below.

The board of directors recommends a vote “FOR” the non-binding advisory resolution set forth above. Proxies solicited by the board of directors will be voted “FOR” this proposal unless the shareholder has specified otherwise.

ADVISORY VOTE ON FREQUENCY OF ADVISORY VOTE ON COMPENSATION

OF NAMED EXECUTIVE OFFICERS

In addition to the previously described non-binding advisory vote to approve the compensation of our named executive officers (the “Say on Pay Vote”), as required by Section 14A of the Securities Exchange Act of 1934, we are providing our shareholders with an opportunity to provide an advisory vote as to whether shareholders should be given the opportunity to cast their Say on Pay Vote every 1, 2 or 3 years. This advisory vote is not binding, but will be considered by our board of directors in determining how frequently our shareholders will be given the opportunity to provide their Say on Pay Vote.

Our board of directors has determined that providing our shareholders the opportunity to cast their Say on Pay Vote on an annual basis is the most appropriate frequency and, therefore, our board of directors recommends that you vote for a one-year interval for the Say on Pay Vote.

In making this determination, our board of directors recognized that providing our shareholders with the ability to provide direct input on our executive compensation programs was an important matter to be considered annually. The board of directors believes that allowing an annual Say on Pay Vote will enhance shareholder communication by providing a clear, simple means for the company to obtain information on investor sentiment about our executive compensation on an annual basis.

The board of directors recommends a vote for “1 YEAR” for the frequency of future Say on Pay Votes. If you sign and return a proxy card for your shares but you do not indicate a voting direction, the shares you hold will be voted to hold the Say on Pay Vote every year.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee selected Deloitte & Touche LLP, an independent registered public accounting firm, to audit the consolidated financial statements of Integrys Energy Group and its subsidiaries for the year ending December 31, 2011, as well as its internal control over financial reporting as of December 31, 2011, and requests that the shareholders ratify such selection. If shareholders do not ratify the selection of Deloitte & Touche LLP, the audit committee will reconsider the selection.

Audit services provided by Deloitte & Touche LLP in 2010 included the audit of the consolidated financial statements of Integrys Energy Group and its subsidiaries, reviews of interim condensed consolidated financial statements, audit of Integrys Energy Group’s internal control over financial reporting as of December 31, 2010, and consultations on matters related to accounting and financial reporting.

Deloitte & Touche LLP also provided certain audit related and non-audit services to Integrys Energy Group and its subsidiaries during 2010, which were reviewed by the audit committee and are more fully described later in this proxy statement.

Representatives of Deloitte & Touche LLP are expected to attend the annual meeting where they will be available to respond to questions and, if they desire, to make a statement.

The board of directors recommends a vote “FOR” the ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2011. Proxies solicited by the board of directors will be voted “FOR” ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2011 unless the shareholder has specified otherwise.

BOARD COMMITTEES

Leadership Structure

Our board of directors is led by a Chairman, while our management team is led by a Chief Executive Officer (CEO), both positions being elected by our board of directors. Our By-Laws and Corporate Governance Guidelines provide our board of directors with the discretion to determine whether to combine or separate the positions of Chairman and CEO. Pursuant to our By-Laws, if there is a separate Chairman, that person can be either an Executive Chairman who is employed as an executive officer of our company or can be a Non-Executive Chairman who is a non-employee director. Over time, our board of directors has chosen to combine and separate the Chairman and CEO roles at different points in time, based on the circumstances at that point in time. Over the last several years, our board of directors has appointed both a combined Chairman and CEO and has separated the Chairman and CEO roles, first utilizing a Non-Executive Chairman, and then, most recently, utilizing an Executive Chairman.

Our board of directors currently believes it is in the best interests of our company to combine the positions of Chairman and CEO because this provides our company with unified leadership and direction. In addition, our current Chairman and CEO, Charles A. Schrock, has an in-depth knowledge of our business that enables him to effectively set appropriate board agendas and ensure appropriate processes and relationships are established with both management and the board of directors, as our board works together to oversee our management and affairs.

Because our Chairman is not an independent director, our independent directors believe it is appropriate to appoint an independent director as a Lead Independent Director. Pursuant to our current Corporate Governance Guidelines, if appointed, the Lead Independent Director serves a one-year term and may not serve more than three consecutive terms. Our Lead Independent Director works with our Chairman and CEO and other board members to provide strong, independent oversight of our management and affairs. Among other things, our Lead Independent Director serves as the principal liaison between the Chairman and our independent directors and chairs executive sessions that consist of only our independent directors. A more detailed description of the roles and responsibilities of our Chairman and of the Lead Independent Director is set forth in our Corporate Governance Guidelines available on our website at www.integrysgroup.com/investor, and can be accessed by selecting “Corporate Governance.”

Our independent directors selected James L. Kemerling to be our Lead Independent Director effective in May 2010 for a one-year term that expires at our 2011 annual meeting. Assuming Mr. Kemerling is re-elected as a director at our 2011 annual meeting, our independent directors have appointed Mr. Kemerling to serve a second one-year term effective at our 2011 annual meeting.

Risk Oversight Role

Risk oversight is an important function of our board of directors. Our board of directors oversees an enterprise-wide approach to risk management that our management team has designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance, minimize our overall risk profile, and enhance shareholder value. Our board of directors recognizes that a fundamental part of risk oversight is not only understanding the risks we face and what steps our management team is taking to manage those risks, but also conferring with management as to what level of risk is appropriate for our businesses. The involvement of our full board of directors in setting our business strategy is a key part of assessing what constitutes an appropriate level of risk for our businesses. Selected members of our full board of directors (including the Lead Independent Director and the chairs of each committee) also participate in our annual enterprise risk management assessment, which is facilitated by our management team. In this process, risk is assessed throughout our businesses. Our management team assesses and prioritizes the risks identified during our annual assessment process and these risks are then factored into our overall strategic business planning process that is reviewed with our board of directors.

While our board of directors has overall responsibility for risk oversight, the board’s various committees assist the board in carrying out the board’s responsibility for risk oversight. In particular, the audit committee, which has specific responsibility for risk oversight related to financial reporting, also has the primary role of assisting our board of directors by ensuring that we have an appropriate overall risk oversight process. Each quarter, our management team refreshes and reassesses the status of the identified risks, including efforts taken to mitigate the risks. Our management team provides an enterprise-wide risk report on a quarterly basis to the audit committee, at which time the audit committee reviews the enterprise-wide risk report and inquires about management’s mitigation efforts. The audit committee provides regular reports after these committee meetings to the full board of directors to ensure that the full board receives regular updates related to their risk oversight role. Additionally, on an annual basis, our management team directly provides the full board of directors with a report on the enterprise-wide risk management process and the status of management’s efforts to mitigate the identified risks.

In addition to the lead role that the audit committee plays in assisting the board of directors in its risk oversight function, our other board committees are also involved in providing risk oversight as appropriate. For example:

•

Our compensation committee regularly reviews identified risk areas related to our executive compensation programs and also conducts an annual risk assessment of our compensation programs for all of our employees to ensure that our programs do not encourage excessive risk-taking.

•	Our environmental committee regularly reviews environmental related compliance and related risk areas.

•

Our financial committee regularly reviews our financial plans and liquidity, including the amount and form of our capital financings, and also provides oversight as to a detailed risk policy that covers our commodity hedging and trading programs.

•	Our governance committee provides oversight over our ethics policy to ensure that the appropriate “tone at the top” is being provided.

To facilitate the oversight role of these committees, our management team provides status reports on various risk areas identified during the annual enterprise-wide risk assessment process to either the full board of directors or the various committees throughout the year.

Committee Membership

The following table lists the committees of our board of directors, their members as of December 31, 2010, and the number of meetings held in 2010:

2010 Committees of Board of Directors
Director	Board of Directors	Audit	Compensation	Environmental	Financial	Governance
Keith E. Bailey	X	X			X*
Richard A. Bemis	X		X*
William A. Brodsky	X		X		X
Albert J. Budney, Jr.	X		X	X
Pastora San Juan Cafferty	X	X		X
Ellen Carnahan	X				X	X*
Robert C. Gallagher	X	X				X
Kathryn M. Hasselblad-Pascale	X			X*		X
John W. Higgins	X		X			X
James L. Kemerling, Lead Independent Director (1)	X
Michael E. Lavin	X	X*			X
William F. Protz, Jr.	X			X		X
Charles A. Schrock, Chairman (2)	X
Number of Meetings in 2010	10	6	6	4	6	12

*	Denotes chair of committee.

(1)	Effective upon the expiration of Mr. Gallagher’s term as Lead Independent Director on May 13, 2010, Mr. Kemerling was elected by the board of directors to serve as Lead Independent Director for a one-year term.

(2)	Mr. Schrock was appointed Chairman on March 31, 2010, following the retirement of Larry L. Weyers as Executive Chairman.

In 2010, all directors attended more than 75 percent of the aggregate number of all board of directors meetings and their assigned committee meetings. Under our Corporate Governance Guidelines, all directors are expected to attend the annual meeting of shareholders. All directors attended the 2010 annual meeting.

As Chairman, Mr. Schrock presides at all meetings of the board of directors, except during executive sessions of the non-management directors. Executive sessions of non-management directors (without management present) are held at each regularly scheduled board of directors meeting, with the Lead Independent Director presiding during each executive session. Any shareholder or interested party wishing to communicate with the Lead Independent Director may contact him by sending a written communication, addressed to the Lead Independent Director, in care of the Vice President, Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301. The Vice President, Chief Legal Officer and Secretary will ensure that this communication (assuming it is properly marked to the Lead Independent Director) is delivered to the Lead Independent Director. However, commercial advertisements or other forms of solicitation will not be forwarded.

Audit Committee

On December 31, 2010, the audit committee consisted of four independent directors as follows: Keith E. Bailey, Pastora San Juan Cafferty, Robert C. Gallagher, and Michael E. Lavin – Chair.

The board of directors has determined that all four members meet audit committee financial expert requirements as defined by the Securities and Exchange Commission (“SEC”). Mr. Bailey currently serves on the audit committee of Apco Oil & Gas International Inc. and also served on the audit committee of MarkWest Energy Partners, L.P. until June 2010. Ms. Cafferty currently serves on the audit committee of Waste Management, Inc. Mr. Lavin currently serves on the audit committee of Tellabs, Inc. Mr. Gallagher is not currently on any other public company’s audit committee.

Integrys Energy Group’s securities are listed on the New York Stock Exchange and are governed by its listing standards. All members of the audit committee meet the independence standards of the New York Stock Exchange and Section 10A-3 under the Securities Exchange Act of 1934. In compliance with New York Stock Exchange listing standards, in 2010 the audit committee received an annual report of the independent auditors regarding their internal quality control procedures, material issues raised from quality control reviews and government inquiries and relationships between the firm and Integrys Energy Group.

The audit committee is directly responsible for the selection, compensation and oversight of Deloitte & Touche LLP as its independent registered public accounting firm. Deloitte & Touche LLP reports directly to the audit committee. The audit committee is responsible for overseeing the resolution of any disagreements between Deloitte & Touche LLP and management. A written charter defining the responsibilities of the audit committee has been adopted and is reviewed annually.

The information contained in this proxy statement with respect to the audit committee charter shall not be deemed to be “soliciting material” or deemed to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent specifically requested by Integrys Energy Group or incorporated by reference in documents otherwise filed.

Principal Fees and Services Paid to Independent Registered Public Accounting Firm

The following is a summary of the fees billed to Integrys Energy Group by Deloitte & Touche LLP for professional services performed for 2010 and 2009:

Fees	2010	2009
Audit Fees (a)	$3,281,600	$3,493,621
Audit Related Fees (b)	458,387	387,071
Tax Fees (c)	492,213	367,987
All Other Fees (d)	12,029	9,100
Total Fees	$4,244,229	$4,257,779

(a)	Audit Fees. Consists of aggregate fees billed to Integrys Energy Group and its subsidiaries for professional services rendered for the audits of the annual consolidated financial statements, reviews of the interim condensed consolidated financial statements included in quarterly reports and audits of the effectiveness of internal control over financial reporting of Integrys Energy Group and its subsidiaries. Audit fees also include services that are normally provided in connection with statutory and regulatory filings or engagements, including comfort letters, consents and other services related to SEC matters, and consultations arising during the course of the audits and reviews concerning financial accounting and reporting standards.

(b)

Audit Related Fees.    Consists of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the consolidated financial statements or internal control over financial reporting and are not reported under “Audit Fees.”

These services include employee benefit plan audits, accounting consultations in connection with potential transactions, due diligence projects, consultations concerning financial accounting and reporting standards, and examinations of forecasted financial statements in connection with rate filings.

(c)	Tax Fees. Consists of fees billed for professional services rendered for tax compliance.

(d)	All Other Fees. Consists of other fees billed to Integrys Energy Group and its subsidiaries for products and services other than the services reported above. These other services primarily consist of training and subscription services. These services have been deemed to be permissible non-attest services and pre-approval was obtained from the audit committee.

In considering the nature of the services provided by the independent registered public accounting firm, the audit committee determined that such services are compatible with the provision of independent audit services. The audit committee discussed these services with the independent registered public accounting firm and Integrys Energy Group’s management and determined that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as those of the American Institute of Certified Public Accountants. The audit committee has approved in advance 100 percent of the services described in the table above under “Audit Fees,” “Audit Related Fees,” “Tax Fees,” and “All Other Fees” in accordance with its pre-approval policy.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Consistent with SEC policies regarding auditor independence, the audit committee has responsibility for appointing, setting compensation and overseeing the work of the independent registered public accounting firm. In recognition of this responsibility, the audit committee has established a policy regarding the pre-approval of all audit and permissible non-audit services provided by the independent registered public accounting firm.

The audit committee will annually pre-approve a list of select services and a maximum fee per engagement for these services that would not require management to obtain specific approval from the committee on an individual basis. Other services (not on the pre-approved list or individual engagements for services on the pre-approved list that exceed the dollar limit) would require additional approval of the audit committee. If pre-approval is necessary between audit committee meetings, the audit committee chair or his designated alternate may provide approval. The audit committee may specifically delegate its pre-approval authority to the chair and any audit committee member designated as an alternate. Approvals provided by any member to whom authority is delegated must be presented to the full audit committee at its next scheduled meeting.

Integrys Energy Group’s external auditors are absolutely prohibited from performing certain non-audit services, including:

•	Bookkeeping or other services related to the accounting records or financial statements;

•	Financial information systems design and implementation;

•	Appraisal or valuation services, fairness opinions, or contribution-in-kind reports;

•	Actuarial services;

•	Internal audit outsourcing services;

•	Management functions or human resources;

•	Broker-dealer, investment advisor or investment banking services;

•	Legal and expert services unrelated to the audit; and

•	Other services the Public Company Accounting Oversight Board chooses to prohibit.

Compensation Committee

On December 31, 2010, the compensation committee consisted of four independent directors as follows: Richard A. Bemis – Chair, William J. Brodsky, Albert J. Budney, Jr., and John W. Higgins. Each individual met the independence requirements as defined in the New York Stock Exchange listing standards.

The compensation committee evaluates the performance of the CEO, defines and establishes executive compensation strategy for Integrys Energy Group and recommends to the board of directors compensation, bonuses and benefits for the CEO, executive officers and certain other officers as determined from time to time. A written charter defining the responsibilities of the compensation committee has been adopted.

Environmental Committee

On December 31, 2010, the environmental committee consisted of four independent directors as follows: Albert J. Budney, Jr., Pastora San Juan Cafferty, Kathryn Hasselblad-Pascale – Chair, and William F. Protz, Jr.

The environmental committee reviews the environmental strategy, performance and compliance plans of Integrys Energy Group and the related management systems that are used to ensure compliance with environmental regulations and stewardship. A written charter defining the responsibilities of the environmental committee has been adopted, which requires this committee to consist of at least three independent directors.

Financial Committee

On December 31, 2010, the financial committee consisted of four independent directors as follows: Keith E. Bailey – Chair, William J. Brodsky, Ellen Carnahan, and Michael Lavin. The financial committee acts in an advisory and consulting capacity to management regarding capitalization, dividend and investment policies and other financial matters. The financial committee also provides assistance to the board of directors relating to financing strategy, financial policies and the financial condition of Integrys Energy Group. A written charter defining the responsibilities of the financial committee has been adopted, which requires this committee to consist of at least three independent directors.

Governance Committee

On December 31, 2010, the governance committee consisted of five independent directors as follows: Ellen Carnahan – Chair, Robert C. Gallagher, Kathryn Hasselblad-Pascale, John W. Higgins and William F. Protz, Jr. Each individual met the independence requirements as defined in the New York Stock Exchange listing standards.

The governance committee provides oversight on the broad range of issues surrounding composition, operation and compensation of the board of directors, identifying and recommending individuals qualified to become board members and recommending corporate governance guidelines for Integrys Energy Group to the board of directors. A written charter defining the responsibilities of the governance committee has been adopted.

The governance committee will consider individuals recommended by shareholders for nomination as a director. Recommendations for consideration by the governance committee should be sent to the Vice President, Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301, together with appropriate biographical information concerning each proposed nominee. As provided in our By-Laws, any proposed nominees and appropriate biographical information must be submitted to the Vice President, Chief Legal Officer and Secretary between January 12, 2011 and February 11, 2012, for consideration at our 2012 annual meeting. For more detailed information regarding the process to submit an individual for consideration as a director nominee and the qualifications necessary to become a director of Integrys Energy Group, shareholders should review our By-Laws, Corporate Governance Guidelines and the governance committee charter.

In identifying potential nominees and determining which nominees to recommend to the board of directors, the governance committee may retain the services of a professional search firm or other third-party advisor. In connection with each vacancy, the governance committee will develop a specific set of characteristics for the vacant director position. The governance committee will look at nominees it identifies and any nominees identified by shareholders on an equal basis using these characteristics and the general criteria identified below.

The governance committee selects nominees on the basis of knowledge, experience, skills, expertise, diversity, personal and professional integrity, business judgment, time availability in light of other commitments, absence of conflicts of interest and such other relevant factors that the governance committee considers appropriate in the context of the needs of the board of directors at that time. At a minimum, each director nominee must have displayed the highest personal and professional ethics, integrity, values and sound business judgment. In considering the diversity of a candidate, the governance committee considers a variety of factors including but not limited to age, gender, ethnicity, experience and background. When considering nominees, the governance committee seeks to ensure that the board of directors as a whole possesses, and individual members possess at least one of, the following competencies: (1) accounting and finance, (2) business judgment, (3) management, (4) industry knowledge, (5) leadership, and (6) strategy and vision. In addition, the governance committee assures that at least one director has the requisite experience and expertise to be designated as an “audit committee financial expert.” The governance committee looks at each nominee on a case-by-case basis regardless of who recommended the nominee. In screening director nominees, the governance committee will review potential conflicts of interest, including interlocking directorships and substantial business, civic, and social relationships with other members of the board of directors that could impair the prospective nominee’s ability to act independently.

AVAILABLE CORPORATE GOVERNANCE INFORMATION

Integrys Energy Group’s Articles of Incorporation, By-Laws, Code of Conduct, Corporate Governance Guidelines, and charters of all current board committees are available on the Integrys Energy Group website at www.integrysgroup.com/investor, and can be accessed by selecting “Corporate Governance.”

OWNERSHIP OF VOTING SECURITIES

Beneficial Ownership

The following table indicates the shares of our common stock and stock options beneficially owned by our directors, nominees and executive officers as of March 1, 2011. None of the persons listed beneficially owns shares of any other class of our equity securities.

	Amount and Nature of Shares Beneficially Owned March 1, 2011
Name and Title	Aggregate Number of Shares Beneficially Owned (9)	Number of Shares Subject to Stock Options	Percent of Shares
Keith E. Bailey, Director	11,934	0	*
Richard A. Bemis, Director	21,008	0	*
William J. Brodsky, Director	26,571	4,950	*
Albert J. Budney, Jr., Director (1)	11,663	0	*
Pastora San Juan Cafferty, Director (2)	17,933	4,950	*
Ellen Carnahan, Director	14,904	0	*
Michelle L. Collins, Nominee	0	0	*
Robert C. Gallagher, Director (3)	28,416	0	*
Kathryn M. Hasselblad-Pascale, Director (4)	19,615	0	*
John W. Higgins, Director (5)	7,302	0	*
James L. Kemerling, Director	15,998	0	*
Michael E. Lavin, Director	10,009	0	*
William F. Protz, Jr., Director (6)	189,716	0	*
Charles A. Schrock, Director, Chairman, President and Chief Executive Officer	199,566	170,900	*
Joseph P. O’Leary, Senior Vice President and Chief Financial Officer	208,522	181,044	*
Lawrence T. Borgard, President and Chief Operating Officer – Utilities	126,977	98,211	*
Mark A. Radtke, Executive Vice President and Chief Strategy Officer (7)	165,387	132,046	*
Daniel J. Verbanac, President of Integrys Energy Services, Inc.	118,459	100,612	*
All 23 directors and executive officers as a group (8)	1,548,597	974,063	1.1%

*	Less than one percent of Integrys Energy Group outstanding shares of common stock.

(1)	Includes 800 shares owned by spouse.

(2)	Includes 7,050 shares held in trust.

(3)	Includes 9,281 shares held in a joint revocable trust.

(4)	Includes 3,531 shares owned by spouse.

(5)	Includes 1,000 shares that are pledged.

(6)

Includes 123,841 shares held in two trusts for which Mr. Protz is the trustee and in which his spouse is a 1/16th beneficiary. As trustee, Mr. Protz controls the voting of the shares and can direct the trust to sell or retain the shares. Also includes 45,031 shares owned by his spouse.

(7)	Includes 4,652 shares held in a joint trust with spouse.

(8)	Includes 194,186 shares held in joint tenancy, by spouses or in trust.

(9)	Aggregate number of shares beneficially owned includes shares and share equivalents of common stock held in the Wisconsin Public Service Corporation Employee Stock Ownership Plan and Trust and, to the extent voting or investment power exists, in the Integrys Energy Group, Inc. Deferred Compensation Plan, restricted stock with voting rights, and all stock options exercisable within 60 days of March 1, 2011. Each director or officer has sole voting and investment power with respect to the shares reported, unless otherwise noted. No voting or investment power exists related to the stock options reported until exercised.

The following table sets forth information as of December 31, 2010, regarding beneficial ownership by the only persons known to us to own more than 5 percent of our common stock. The beneficial ownership set forth below has been reported on Schedule 13G filings with the SEC by the beneficial owners.

	Voting Power		Investment Power
Name and Address of Beneficial Owner	Sole	Shared	Sole	Shared	Aggregate Number of Shares Beneficially Owned	Percent of Shares
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,956,291	0	6,956,291	0	6,956,291	8.94%
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	4,142,702	96,842	4,142,702	96,842	4,239,544	5.45%

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires executive officers, directors and persons who beneficially own more than 10 percent of our common stock to file reports of changes in ownership of our common stock with the SEC within 2 business days following such change. We have reviewed statements of beneficial ownership furnished to us and written representations made by our executive officers and directors. Based solely on this review, we believe that our executive officers and directors timely filed all reports they were required to file under Section 16(a) in 2010, except for William J. Guc, who, shortly after filing his initial Form 3 filing, had to file an amendment to make a minor correction.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2010 regarding total shares subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity compensation plans.

Plan Type	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights (a)		Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Shares Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Security Holders	3,774,462	(1)	$47.59	3,482,320
Equity Compensation Plans Not Approved by Security Holders	N/A		N/A	N/A
Total	3,774,462		$47.59	3,482,320

(1)	Includes 341,638 target performance shares and 440,950 restricted stock units under the Integrys Energy Group, Inc. 2010 Omnibus Incentive Plan that are not taken into account in calculating the weighted average exercise price reflected in column (b).

As of March 1, 2011, there were 3,220,047 stock options outstanding for Integrys Energy Group common stock (with a weighted-average exercise price of $47.71 and weighted average remaining life of 6.41 years). In addition, as of March 1, 2011, there were 322,163 target performance share awards outstanding and 467,242 shares issuable upon vesting of all outstanding restricted stock units. As of March 1, 2011, approximately 2,962,238 shares remain available for issuance under the Integrys Energy Group, Inc. 2010 Omnibus Incentive Compensation Plan, all of which could be granted as awards of stock options, stock appreciation rights, performance stock rights, restricted stock or other stock-based awards. The Integrys Energy Group, Inc. 2010 Omnibus Incentive Compensation Plan was the only existing plan under which future grants could be made. The Integrys Energy Group, Inc. Deferred Compensation Plan is not included in the Equity Compensation Plan table above because this plan is a noncompensatory plan under FASB ASC Topic 718 – Stock Compensation.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

It is important that we provide a thorough discussion and analysis of our executive compensation program to our shareholders so that they will have confidence in the integrity and design of our executive compensation program. As stated on page 13 in this proxy statement, our shareholders are being asked to approve a non-binding advisory resolution related to our executive compensation program. We encourage our shareholders to review the executive summary on page 13 above that accompanies the advisory vote item. In addition, the discussion below and the executive compensation tables that follow provide more detailed information related to our executive compensation program.

As the Executive Summary referred to above concludes, we believe that our executive compensation programs play a key role in achieving our business goals and creating shareholder value as well as supporting our values and beliefs.

All important aspects of our executive compensation program are reviewed below, including our overall compensation philosophy, pay for performance, and how our board of directors’ compensation committee (which is comprised of independent directors) establishes and administers our executive compensation programs. Our discussion and analysis focuses on each of the key components of our executive compensation program for the following named executive officers:

•	Charles A. Schrock, Chairman, President and Chief Executive Officer (CEO);

•	Joseph P. O’Leary, Senior Vice President and Chief Financial Officer (CFO);

•	Lawrence T. Borgard, President and Chief Operating Officer – Utilities;

•	Mark A. Radtke, Executive Vice President and Chief Strategy Officer (Mr. Radtke served as CEO of Integrys Energy Services, Inc. until appointed to his current position on December 26, 2010);

•	Daniel J. Verbanac, President of Integrys Energy Services, Inc.; and

•	Larry L. Weyers, Executive Chairman (until his retirement on March 31, 2010).

Compensation Philosophy and Objectives

In designing and administering the company’s executive compensation programs, the compensation committee is guided by an overall philosophy that emphasizes pay for performance and includes the following key objectives:

•

Reward executive performance consistent with our objectives, including operational effectiveness and financial results, which in turn should create value for our shareholders and reduce the need for, or the size of, rate increases for our utility customers;

•

Align executive efforts with our core values of integrity, innovation, safety, collaboration, respect for employees, service to customers, value creation for our shareholders and support for the communities we serve;

•	Attract, retain, motivate and develop a highly qualified executive staff;

•

Provide a mix of fixed and variable pay, as well as a mix of short-term and long-term incentives to appropriately balance executive focus on short-term and long-term goals and avoid excessive risk-taking; and

•	Provide a mechanism for executives to have a stake in the company through stock ownership.

These principles are embedded in the design of our executive compensation program in a way that we believe rewards performance, reinforces the right behaviors, and contributes to short- and long-term business results. They also help us attract and retain highly qualified executives who are committed to the long-term success of the company and value creation for our shareholders.

We implement our executive compensation philosophy through the following programs:

Compensation	Program	Objectives Achieved	Fiscal 2010 Actions
Annual Cash Compensation	Base Salary	•Market-Competitive Compensation (targeted at 50th percentile) to Attract Highly Qualified Executives	•2% general wage increase for named executive officers (NEOs) other than Mr. Schrock who received a 5% increase to bring his base pay closer to market median.

Short-Term Incentive Plan with goals based on:

•Financial metrics such as consolidated net income – 70% weighting

•Nonfinancial metrics such as safety, customer satisfaction and environmental impact – 30% weighting

•Reward for Company Performance •Market-Competitive Compensation to Attract Highly Qualified Executives •Shareholder Alignment

•Target annual incentive opportunity unchanged for all NEOs other than Mr. Borgard whose target annual incentive opportunity was raised from 60% to 70% to bring his annual incentive closer to market median.

Long-Term Incentive Compensation	Long-Term Incentive Plan with three award types: •Performance Shares tied to Total Shareholder Return – 60% weighting •Stock Options – 20% weighting •Restricted Stock Units – 20% weighting	•Reward for Company Performance •Market-Competitive Compensation to Attract Highly Qualified Executives •Retention •Shareholder Alignment

•Long-term incentive opportunity unchanged for most NEOs. Mr. Borgard’s target opportunity was increased from 150% to 175% of base salary and Mr. O’Leary’s was decreased from 185% to 160% to bring long-term incentive targets closer to market median.

Benefits	Retirement/Health, Welfare and Other Benefits	•Market-Competitive Compensation to Attract Highly Qualified Executives •Retention	•Unchanged from prior year.

In addition to these compensation programs, we provide change in control agreements for selected executive officers. These agreements have “double triggers,” which provide executive officers compensation if there is a change in control and the executive officer is either terminated without cause or the executive leaves for “good reason,” as defined in the agreements. These agreements help us to attract and retain talented executives that actively seek to maximize shareholder value, even if it means pursuing a transaction that might result in their termination. These agreements do not have “gross-up” provisions for any of our named executive officers who were employed by us as of December 31, 2010.

Overview of 2010 Business Results and Performance-Based Compensation

External market conditions in 2010 negatively impacted the financial results of utilities, along with companies in other industries. The year was economically challenging for customers and resulted in a drop in our income. Our compensation committee made the decision in early 2010 to provide a modest base pay increase in February 2010, and to also require all named executive officers employed for all of 2010 to take a one-week unpaid furlough similar to all of our other employees. The required furlough, in effect, reduced the base pay increase for our named executive officers.

Most of the short-term incentive compensation for our named executive officers is tied to financial performance with 70% of the incentive tied to our Consolidated Calculated Net Income for all of our named executive officers (other than Daniel J. Verbanac). As reflected below, our Consolidated Calculated Net Income was below target and resulted in a below target payout for that portion of the award:

Overall, our performance on nonfinancial measures, which comprises 30% of the short-term incentive target for all named executive officers, was generally favorable with results between 0% and 200%. Additional information regarding our nonfinancial measures, as well as the additional financial measures applicable to Mr. Verbanac that were specific to our nonregulated subsidiary, Integrys Energy Service, Inc., can be found below under the heading “Key Components of our Executive Compensation Program – Short Term Incentive Compensation.”

For the February 2008 performance share grant (performance for the three-year period ending December 31, 2010), which represents 60% of the target long-term incentive opportunity for our named executive officers, our Total Shareholder Return (TSR) ranked at the 62nd percentile relative to the performance share peer group. As a result, our named executive officers earned 124% of the target award under the terms of the plan related to the 2008-2010 performance period.

Executive short-term incentive payouts have tracked near threshold/target performance during the two years preceding 2010, with average payout percentages for our named executive officers of 85.8% of base salary for 2008, and 80.4% of base salary for 2009. In similar fashion, due to relative TSR performance, performance share payouts for the multi-year cycles ending in 2008 and 2009 ranged from 0% to 65% of target payouts.

On March 31, 2010, Larry L. Weyers, who served as our Executive Chairman, retired from the company. As reflected below under the heading “Summary Compensation Table for 2010,” Mr. Weyers was provided with a prorated (25%) annual incentive payout based on our performance during the year. In addition, Mr. Weyers was granted long-term incentive awards in February 2010. The values shown below under the heading “Summary Compensation Table for 2010” reflect the full value of the awards; however, Mr. Weyers is only eligible for 25% of the awards as a result of his retirement on March 31, 2010.

Outlook for our 2011 Executive Compensation Program

We expect that 2011 will be a year where we will need to continue to work diligently to achieve our business goals, and we have worked to ensure that our executive compensation program remains consistent with our compensation philosophy and is structured to help us achieve our goals. Significant changes consistent with our compensation philosophy that have been or are expected to be made in 2011 include:

•

A change in the financial measure used in the short-term incentive program from Consolidated Calculated Net Income to Calculated Diluted Earnings Per Share – Adjusted to more closely tie to how shareholders measure our performance;

•	A change to double trigger vesting upon a change in control for all equity awards granted in 2011; and

•	The incorporation of a clawback provision with final implementation to occur following the release of final regulations by the Securities and Exchange Commission.

In addition to the above enhancements, the compensation committee will continue to regularly review our executive compensation program throughout 2011, including monitoring rule-making developments related to the 2010 Dodd-Frank financial reform legislation.

Role of the Compensation Committee and Advisors to the Committee

Purpose and Membership in 2010

The compensation committee of the board of directors has the authority to set policy for executive compensation, and to establish and administer the executive compensation program for the company and its subsidiaries consistent with our compensation philosophy. For 2010, the compensation committee consisted of:

•	Richard A. Bemis, Chair

•	William J. Brodsky

•	Albert J. Budney (effective in May 2010)

•	John W. Higgins

Decision-Making Process

The compensation committee generally adheres to objective criteria and a structured method of determining compensation, with discretionary decision-making in limited circumstances. Compensation decisions made by the compensation committee rely on market trends and performance at the corporate, business unit and individual levels. The compensation committee also may review the compensation history of the named executive officers, but it is only a minor factor in setting future compensation for our named executive officers. The compensation committee reserves the right to modify or discontinue elements of the executive compensation program, and to revise compensation levels after considering qualitative and quantitative facts and circumstances surrounding actual or projected financial results, individual performance, market trends, as well as our view of the appropriate balance between base salary, annual short-term incentive compensation, long-term incentive compensation and other benefits.

Use of Independent Compensation Consultant

The compensation committee engages an independent compensation consultant to evaluate executive compensation, to discuss general compensation trends, to provide competitive market data and to assist our human resources department and our CEO in developing recommendations to present to the compensation committee. The compensation consultant provides the compensation committee with advice, consultation and market information on a regular basis throughout the year. For 2010, the compensation committee engaged Exequity LLP as its independent executive compensation consultant. Exequity does not provide any other consulting services to the company.

Although the compensation committee’s compensation consultant provides a review of market data for consideration by the compensation committee in setting senior executive compensation levels and programs (including compensation levels and programs for our named executive officers), the compensation committee’s compensation consultant generally does not make specific recommendations on individual compensation amounts for our named executive officers, nor does the consultant determine the amount or form of executive compensation. Decisions on senior executive compensation levels and programs are recommended and/or made by the compensation committee, with approval as necessary from the board of directors. The compensation committee and the full board of directors approve the use of all equity grants for executives as well as non-executives.

In performing its duties, the committee’s compensation consultant is instructed to perform independent research based on competitive market data of similarly sized companies in the utility/energy services industry and in the broader general industry, using both proprietary compensation surveys and the consultant’s knowledge of industry practices. For 2010, the compensation committee’s compensation consultant assisted the compensation committee by providing a competitive compensation analysis of the company’s executive positions, an analysis of pay for performance, an overview of compensation trends and proposed legislation, and reviews of various incentive plan practices.

Management’s Advisory Role

While our CEO has the ability to meet with the compensation committee’s compensation consultant on an individual basis, he would only do this in situations where he felt there was a valid business reason, and the compensation committee would be made aware of the meeting. Only the compensation committee has the authority to continue or discontinue its relationship with the compensation consultant. In this regard, the compensation committee maintains frequent contact with the compensation consultant and regularly reviews the independence of and the performance of the consultant.

During meetings of the compensation committee, the CEO and certain other officers may be present when executive compensation considerations are discussed by the compensation committee. The Vice President – Human Resources and the CEO typically provide information and recommendations to the compensation committee for their consideration. Specifically, the CEO serves in an advisory role to the compensation committee regarding executive compensation for the named executive officers, other than himself, including with respect to executive performance (as discussed below). In addition, the CEO participates in discussions on short-term incentive measures and performance levels for the company as a whole and for the named executive officers as a group, some of which may apply to the CEO’s short-term compensation. Although the CEO’s recommendations are given significant weight by the compensation committee, the compensation committee remains responsible for all decisions on compensation levels for the named executive officers and on our executive compensation policies and programs. In fulfilling its responsibilities related to executive compensation, the compensation committee meets in executive session without management at each of its meetings and also meets in executive session at least annually with the compensation consultant.

The CEO provides the compensation committee with an assessment of his own performance during the year. However, the CEO does not make recommendations with regard to his own pay and is not present when his own compensation is considered. Rather, such discussions occur in executive session with the compensation committee’s compensation consultant present and no management team members present.

In the CEO’s advisory role to the compensation committee, he does not have the authority to call a meeting of the compensation committee.

Setting Compensation Levels

Benchmarking

Our objective is to establish the total compensation target at or near the median level of utility/energy companies. This competitive market data is used to determine the compensation levels for the named executive officers and the key elements of their compensation. The compensation committee generally adheres to objective criteria and a structured method of determining compensation. To determine base salaries and equity grants for the named executive officers, the compensation committee relies primarily on median competitive market data. Occasionally the compensation committee may make minor adjustments to a named executive officer’s compensation based on individual performance as discussed below. To the extent that base salaries and equity grants vary by professional role in the marketplace, as demonstrated by the competitive market data reviewed and provided by the compensation committee’s compensation consultant, the base salaries and equity grants of the named executive officers will vary, sometimes significantly.

For example, consistent with the level of responsibility and the executive compensation practices of the companies in the market data discussed below, CEOs typically earned significantly more in base salary, annual incentive and long-term incentive equity grants than other named executive officers. This resulted in our CEO being eligible to receive a higher percentage of base salary in annual and long-term incentives than our other named executive officers.

The compensation committee uses information from its compensation survey and performance peer groups, as well as other market data that it deems appropriate to ensure that our executive compensation program will achieve its desired goals. For 2010, the compensation committee used a custom peer group, developed by its independent outside compensation consultant, to review competitive market data. The custom peer group is comprised of the following companies, which on average correspond with our size and scope in the utility/energy services industry:

AGL Resources Inc.	NSTAR
Allegheny Energy, Inc.	NV Energy, Inc.
Alliant Energy Corporation	OGE Energy Corp.
Ameren Corporation	Pepco Holdings, Inc.
Atmos Energy Corporation	Pinnacle West Capital Corporation
Avista Corporation	PNM Resources, Inc.
CenterPoint Energy, Inc.	Portland General Electric Company
CMS Energy Corporation	PPL Corporation
DPL Inc.	Progress Energy, Inc.
DTE Energy Company	SCANA Corporation
Energen Corporation	Sempra Energy
EQT Corporation	TECO Energy, Inc.
Hawaiian Electric Industries, Inc.	Westar Energy, Inc.
MDU Resources Group, Inc.	Wisconsin Energy Corporation
Nicor, Inc.	Xcel Energy Inc.
Northeast Utilities System

With respect to the custom peer group, we generally review only aggregate data (i.e., 25th, 50th and 75th percentiles) and do not review data specific to any individual company.

We intend to continue our strategy of compensating our named executive officers at market competitive levels, with an opportunity to earn above-median compensation for above-market performance, through programs that emphasize performance-based incentive compensation in the form of cash and equity-based awards. To that end, total executive compensation for our named executive officers is tied directly to performance and is structured to ensure that, due to the nature of our business, executive focus is appropriately balanced between short-term and long-term performance, so that shareholder value can be maximized with appropriate focus on risk management.

Based on our analysis, we believe that the total compensation paid or awarded to our named executive officers during 2010 was consistent with our financial and operational performance and the individual performance of each of our named executive officers. We also believe that the total compensation was reasonable and is consistent with our compensation philosophies as described above.

Executive Performance

The compensation committee reviews each named executive officer’s individual performance, other than the CEO, with the CEO, in setting the named executive officer’s compensation levels. Short-term incentive payouts are typically based on company performance results, and not on individual performance. For those compensation components where individual performance is a consideration, individual performance is typically considered in a general way and may result in minor adjustments to compensation levels.

As part of assessing named executive officers’ individual performance each year, the compensation committee considers information provided by the CEO regarding the named executive officers (other than himself) throughout the year. The primary assessment of named executive officer performance normally occurs during an executive session at the compensation committee’s December meeting. During this session, the CEO reviews the individual performance of the other named executive officers. Our CEO summarizes information to be included in the annual performance review that is provided to each named executive officer. The annual performance review for each named executive officer, which in most cases is prepared by our CEO, reflects an assessment of how well the named executive officer fulfilled his or her executive responsibilities, achieved assigned goals and demonstrated core competencies. Core competencies may include, but are not necessarily limited to, building strategic partnerships, leadership, communication, change management, managing diversity, planning, organizing, strategic business acumen, analytical agility, risk management, creativity and innovation, decision-making, and strategic planning and vision. In addition to summarizing the individual performance of a named executive officer reflected in the officer’s annual performance review, our CEO also reviews with the compensation committee, as appropriate, the named executive officer’s contributions to (1) our financial and operational results, (2) achievement of our customer service goals, (3) advancing our core values, (4) developing leaders, and (5) succession planning.

The compensation committee in conjunction with the Lead Independent Director also reviews and discusses the CEO’s annual performance in executive session at its December meeting, and periodically throughout the year as needed. During these discussions, the CEO is not present. The compensation committee’s determination as to the CEO’s individual performance is reviewed by the full board of directors. The CEO is also excused from the discussion that the board of directors has regarding the CEO’s performance, although the board of directors does review its conclusions with the CEO.

Consideration of Risks Associated with Executive Compensation Program

In formulating and evaluating material elements of compensation available to our named executive officers, the compensation committee takes into consideration whether any such programs may encourage our named executive officers to take excessive risks. As part of these considerations and consistent with its compensation philosophy, the compensation committee is determined to formulate annual and long-term incentive compensation programs that do not encourage excessive risk taking as an inherent part of the applicable plan design. The compensation committee believes that our current annual and long-term incentive programs discourage excessive risk taking by our named executive officers, in that:

•	Significant compensation elements under both plans include stock-based compensation with multiple-year vesting periods along with stock-ownership guidelines;

•

The financial metrics utilized are almost always net income-based focusing on continuing business operations with results adjusted from Generally Accepted Accounting Principles in accordance with the plan design, and are widely utilized measurements of shareholder value;

•	No changes to short-term or long-term incentive program financial metrics are made after the initial establishment of such elements by the compensation committee;

•	The nonfinancial metrics utilized focus on operational results tied to delivering timely and quality services to customers in a safe and environmentally friendly way;

•	Excessive compensation payment opportunities are avoided due to plan design and limitations on payout levels;

•	The annual incentive is based on multiple measures, both financial and nonfinancial;

•	The committee approves both the plans and the payouts under the plans; and

•	Salaries are competitive with market and are a basic element of overall compensation.

Consideration of Tax and Accounting Matters

Our compensation committee has considered the implications of Section 162(m) of the Internal Revenue Code in making decisions concerning compensation design and administration. Our compensation committee views tax deductibility as an important consideration and intends to maintain deductibility wherever possible, but also believes that our business needs should be the overriding factor of compensation design. Therefore, the compensation committee believes it is important to maintain flexibility and has not adopted a policy requiring that specific programs meet the requirements of performance-based compensation under Section 162(m). Our compensation committee also considers tax implications for executives and structures its compensation programs to comply with Section 409A of the Internal Revenue Code. Accounting and cost implications of compensation programs are considered in program design; however, the main factor is alignment with our business needs.

Key Components of our Executive Compensation Program

The key components of our executive compensation program are base salary, annual short-term incentive compensation, long-term incentive compensation (restricted stock units, performance shares and nonqualified stock options) and other benefits. In this mix of compensation, at-risk compensation is a significant portion of total compensation. Base salary can be less than one-half of overall compensation received by our named executive officers, as shown in the chart below. Short-term and long-term incentives make up the remainder of direct compensation and, except for restricted stock units, are performance-based, with a greater weighting on long-term incentives. We are placing a greater weighting on long-term incentives because we believe that this most effectively encourages our executive officers to work to generate long-term shareholder value. We also believe that this weighting better aligns the interests of our executive officers with our long-term interests, by discouraging undue risk-taking, promoting ownership in the company and encouraging retention.

Targeted Compensation Components

All matters discussed below pertain to our executive compensation program that was in place during 2010. For a discussion of major changes made to the executive compensation program for 2011, please see the discussion above under the heading “Outlook for our 2011 Executive Compensation Program.”

Incentive compensation paid in 2010 was provided pursuant to the Integrys Energy Group, Inc. 2007 Omnibus Incentive Compensation Plan. A 2010 Omnibus Incentive Compensation Plan was approved by shareholders at our 2010 Annual Meeting of Shareholders, and future incentive compensation will be provided pursuant to the 2010 Omnibus Incentive Compensation Plan.

Base Salary

Base salary is used to provide cash income to executives to compensate them for services rendered during the fiscal year. At least annually, the compensation committee’s compensation consultant reviews competitive market benchmark data with the compensation committee. Market comparisons are based on the median (50th percentile) base salary for substantially equivalent positions of companies in the custom peer group, depending on the position. Salary increases for 2010 were determined by the compensation committee based on recommendations of the CEO, which may include overall company and individual performance of the executive as discussed above, and the compensation committee’s evaluation of current market data as provided by the independent executive compensation consultant hired by the compensation committee. In December 2009, the compensation committee granted base salary increases for 2010 for the named executive officers that ranged from 0% to 5% and averaged approximately 2%. However, because our named executive officers were required to take one week of unpaid furlough similar to all of our employees, the net effect, on average, was that our named executive officers’ base salaries remained flat compared to 2009. Base salaries for 2010 for the named executive officers were competitive with the market median at the time that the base salaries were approved. The goal of setting base salary at or near market median levels allows the company to be competitive in the marketplace.

Short-Term Incentive Compensation

All of our named executive officers participated in the Integrys 2010 Executive Incentive Plan (referred to as the incentive plan). The purpose of the incentive plan is to:

•	Focus executive employees on assisting the company in achieving objectives key to its success;

•	Recognize the performance of key employees in achieving our financial and operating objectives; and

•	Provide compensation opportunities that closely reflect the pay levels at companies in the custom peer group.

Annual incentive payments under the incentive plan are based on financial and nonfinancial performance goals. The overall target payout for the named executive officers is established based on the custom peer group market median (50th percentile). We consider stretch performance objectives in determining performance measures and payout levels. Using stretch performance objectives results in most performance measures being increased from the prior year levels to accentuate continuous improvement in year-over-year objectives. These levels provide a reduced payout for partially meeting objectives (above threshold performance levels) and a strong incentive, generally two times target level, for superior performance.

Our incentive plan provided short-term incentive compensation for our named executive officers based on the attainment of the performance goals and weightings described below:

	Schrock	O’Leary	Borgard	Radtke	Verbanac	Weyers
Financial Goals
Consolidated Calculated Net Income (1)	70%	70%	70%	70%	35%	70%
Integrys Energy Services Gross Margin (2)	n/a	n/a	n/a	n/a	17.5%	n/a
Integrys Energy Services Operation and Maintenance Costs (3)	n/a	n/a	n/a	n/a	17.5%	n/a
Nonfinancial Goals
Integrys Energy Services Health and Wellness (4)	n/a	n/a	n/a	10%	10%	n/a
Environmental Impact (5)	10%	5%	10%	5%	5%	10%
Customer Satisfaction – Utility Customers (6)	10%	5%	10%	n/a	n/a	10%
Customer Satisfaction – Business Partners (7)	n/a	10%	n/a	n/a	n/a	n/a
Integrys Energy Services Customer Delight (8)	n/a	n/a	n/a	10%	10%	n/a
Safety (9)	10%	10%	10%	5%	5%	10%

(1)	Performance is measured based on Integrys Energy Group consolidated net income attributed to common shareholders as reported in our 2010 Form 10-K, as adjusted by the compensation committee.

(2)	Performance is measured based on gross margin at our Integrys Energy Services, Inc. subsidiary, as adjusted by the compensation committee.

(3)	Performance is measured based on operating and maintenance costs at our Integrys Energy Services, Inc. subsidiary, as adjusted by the compensation committee.

(4)	Performance is measured based on employee fitness at our Integrys Energy Services, Inc. subsidiary.

(5)	Performance is measured based on the implementation of projects and activities in 2010 that reduced annual emissions, such as carbon dioxide (CO2).

(6)	Performance is measured based on customer satisfaction through surveys performed by an outside vendor as compared to survey results of other regional benchmark energy suppliers.

(7)	Performance is measured based on internal customer satisfaction at our Integrys Business Support, LLC subsidiary through an annual partner survey of internal company business partners as compared to a target score.

(8)	Performance is measured based on customer satisfaction through surveys performed by an outside vendor.

(9)	Performance is measured based on OSHA recordable incident rates.

Under the incentive plan, no payouts for financial measure results are made to any of our named executive officers if the Consolidated Calculated Net Income threshold level is not attained. In addition, incentive plan payouts related to nonfinancial measures are reduced by 50% if the Consolidated Calculated Net Income threshold level is not attained.

Threshold, target and superior performance levels for each goal, as well as the weighting of each measure, are recommended by the human resources department, CFO and CEO (excluding his own) based on historical results, anticipated business conditions, and goals and objectives of the company. The final levels are set by the compensation committee, considering these recommendations. For each of the short-term incentive measures, the compensation committee sets specific performance levels early in the plan year and factors in stretch performance objectives in developing the performance measures. Threshold levels represent minimally acceptable performance, target levels represent performance that should typically be achievable in any given year, and superior levels represent stellar performance beyond that typically achievable in any given year.

Provided below are the specific payout levels established for 2010 for each of our named executive officers for the incentive plan:

	Payout Levels (as a Percent of Actual Paid Base Salary)
Named Executive Officer	Threshold	Target	Superior
Charles A. Schrock	0	100.0	200.0
Joseph P. O’Leary	0	65.0	130.0
Lawrence T. Borgard	0	70.0	140.0
Mark A. Radtke	0	60.0	120.0
Daniel J. Verbanac	0	60.0	120.0
Larry L. Weyers (retired on March 31, 2010)	0	100.0	200.0

Provided below are threshold, target and superior levels, as well as information related to actual results achieved for 2010 and related payout percentages for our financial measures:

				2010 Actual Results
Financial Measure	Threshold	Target	Superior	Amount	Payout % of Target
Consolidated Calculated Net Income	$238.2 million	$264.7 million	$291.1 million	$251.7 million	50.94%
Integrys Energy Services Gross Margin	$162.8 million	$180.9 million	$199.0 million	$171.3 million	46.9%
Integrys Energy Services Operation and Maintenance Costs	$163.9 million	$149.0 million	$119.2 million	$136.9 million	140.6%

In making the determination as to the financial measures, as provided for in the incentive plan, the compensation committee concluded that certain adjustments to our consolidated net income as reported in our 2010 Annual Report on Form 10-K and to Integrys Energy Services Gross Margin and Integrys Energy Services Operation and Maintenance Costs were appropriate because the underlying events were non-recurring in nature and the accounting effects of these items were not indicative of the performance of our named executive officers during 2010. The adjustments to the consolidated net income measure included adjustments related to health care reform costs, as well as items related to Integrys Energy Group’s nonregulated operations, including impairments related to three natural gas-fired power generating plants, mark to market and other costs related to the restructuring of the nonregulated business. The total adjustment to our consolidated calculated net income was

$20.0 million, with the largest adjustment resulting from the three plant impairments at Integrys Energy Services, Inc. The adjustment to the Integrys Energy Services Gross Margin was related to the restructuring of the nonregulated business and was in the amount of $2.2 million, and the adjustments to Integrys Energy Services Operation and Maintenance Costs were also primarily related to the restructuring of the nonregulated business with a total adjustment of $11.1 million. All adjustments made by the compensation committee in approving final annual incentive payouts for 2010 were consistent with the types of adjustments approved by the compensation committee when approving the incentive plan early in 2010.

The 2010 nonfinancial measures and performance range results are provided in the following table:

Nonfinancial Measures	Range of Performance Result
Integrys Energy Services Health and Wellness	Between Target and Superior
Environmental Impact	Above Superior
Customer Satisfaction – Utility Customers	Between Target and Superior
Customer Satisfaction – Business Partners	Between Threshold and Target
Integrys Energy Services Customer Delight	Below Threshold
Safety	Between Target and Superior

The amount of total payouts awarded under the incentive plan for our named executive officers for 2010, along with payout percentages as a percent of targets and individual base salary earnings, are summarized in the following table:

	Schrock	O’Leary	Borgard	Radtke	Verbanac	Weyers
Amount of Payout	$748,654	$235,943	$275,375	$161,417	$168,668	$251,429
Payout as % of Target	91.56%	77.77%	91.73%	74.11%	89.10%	91.56%
Payout as % of Base Salary	91.56%	50.55%	64.21%	44.47%	53.46%	91.56%

We believe it is important to establish performance targets and incentives that align executive compensation with financial and operational performance, promote value-driven decision making by executives and provide total compensation levels that are competitive in the market. Payout is made on any individual measure with results above threshold (provided that no payout for any financial measure is made unless the Consolidated Calculated Net Income threshold is reached). Company performance and the use of stretch performance objectives have had an effect on payout levels, with payouts for our named executive officers ranging from 43.6% to 287.0% of target and from 21.8% to 172.2% of actual paid base salary during the 2008 through 2010 plan performance periods.

Long-Term Incentive Compensation

We believe that equity-based compensation ensures that our executives have a continuing stake in the long-term success of the company and also serves to discourage undue risk-taking for only short-term gain. In a manner consistent with our overall compensation philosophy, we have adopted certain long-term compensation plans that utilize various equity-based compensation awards, including performance shares, restricted stock units and nonqualified stock options.

For long-term incentive awards granted to our named executive officers in February 2010, long-term incentive compensation was comprised of 20% restricted stock units, 60% performance share awards and 20% nonqualified stock options. This mix is intended to provide balance between performance oriented long-term incentive vehicles (performance shares and stock options) and retention-oriented long-term incentive vehicles (restricted stock units). While we also consider the mix of long-term incentives provided by our benchmark companies, we primarily structure the long-term incentive mix based on compensation objectives of the company. The amount of total long-term incentive received by each named executive officer is determined by the compensation committee and recommended to the board of directors, which relies on the market median data reviewed by the compensation committee (the compensation consultant provides the market median data to the compensation committee based on the custom peer group). In addition, the performance of each named executive officer may be considered, as discussed above.

The long-term incentive compensation granted for 2010 as a percent of annualized base salary for each named executive officer was 225% for Charles A. Schrock; 160% for Joseph P. O’Leary; 175% for Lawrence T. Borgard; 133% for Mark A. Radtke; 133% for Daniel J. Verbanac; and 225% for Larry L. Weyers (Mr. Weyers retired on March 31, 2010).

Performance Shares

We believe that the granting of Integrys performance shares encourages our named executive officers to direct their efforts in a manner consistent with the optimization of total shareholder return (TSR), and to create shareholder value that is superior to the company’s peers.

Performance share awards are based on TSR over a three-year period. During the three-year period, there are no dividends paid to participants nor do participants have voting rights over the shares subject to the award. At the end of the three-year period, the compensation committee makes a relative comparison of the company’s TSR to the shareholder return on common stock of the performance share peer group selected by the compensation committee for the three-year period, and determines the number (if any) of performance share awards to issue. Initially in establishing the method of measuring performance, the compensation committee’s compensation consultant provided the compensation committee with several alternatives to consider. In determining the number of performance shares that are paid out, the compensation committee compares our TSR against a performance peer group of approximately 70 energy/utility companies (referred to as the performance share peer group). At the end of a performance period, the compensation committee makes a recommendation to the board of directors regarding the amount of payout based on this method of measuring performance.

The number of shares to be provided at target is based on market median levels of incentive compensation, competitiveness of the total compensation package and individual performance. A new three-year performance period starts annually. If our TSR is at the 50th percentile (target level) of the performance share peer group, as determined by the compensation committee, a payout of 100% of target award is made. If our TSR is at the 25th percentile (threshold level), a payout of 50% of the target award is made. If our TSR is below the 25th percentile, no payouts are made. If our TSR is at the 90th percentile (superior level), a payout of 200% of the target award is made. If our TSR results are in between the threshold, target and superior levels, payouts are determined based on interpolation. For the February 2008 performance share grant (performance period ending on December 31, 2010), our TSR ranked at the 62nd percentile, relative to the performance share peer group. As a result, our named executive officers earned 124% of the target award under the terms of the plan related to the 2008-2010 performance period.

Restricted Stock Units

We believe that the granting of restricted stock units serves to increase retention of executives, establish an incentive for optimizing TSR, and provides another alternative for executives to increase stock ownership in our company, all of which should help increase shareholder value. The number of restricted stock units granted is based on market median levels of incentive compensation, competitiveness of the total compensation package, individual performance, and the desired mix of long-term incentive awards. The number of restricted stock units granted represents 20% of the total long-term incentive opportunity for each named executive officer. The company’s restricted stock units have a four-year vesting schedule (25% per year), and do not give the named executive officers voting rights until vested. With respect to the restricted stock units granted in 2010, dividends are deemed to be reinvested in additional shares of restricted stock units, which are released according to the vesting schedule. Final approval of grants is made by the board of directors after considering the recommendation of the compensation committee.

Nonqualified Stock Options

We believe that the granting of company stock options serves to encourage the named executive officers to direct efforts that will ultimately lead to an increase in shareholder value. The number of stock options granted is based on market median levels of incentive compensation, competitiveness of the total compensation package, individual performance, and the desired mix of long-term incentive awards. The number of stock options granted represents 20% of the total long-term incentive opportunity for each named executive officer. Consistent with the plan document, option grants have strike prices equal to the closing market price of a share of common stock on the date the options are granted. One quarter of the options granted vest each year on the grant anniversary date. All options have a ten-year term from the date of grant. There are no dividends or voting rights associated with stock options. Final approval of grants is made by the board of directors after considering the recommendation of the compensation committee.

Other Benefits and Plans

We have certain other benefits and plans which provide, or may provide, cash compensation and other benefits to our named executive officers. These benefits and plans include a nonqualified deferred compensation plan, a qualified pension plan, a nonqualified pension restoration and supplemental retirement plan, life insurance, perquisites and change in control agreements. The compensation committee considers all of these plans and benefits when reviewing total compensation of our named executive officers.

Deferred Compensation Plan

Our named executive officers may participate in the nonqualified Integrys Energy Group, Inc. Deferred Compensation Plan (referred to as the deferred compensation plan) with the approval of the compensation committee. This nonqualified benefit allows eligible executives to defer 1% to 100% of base salary, annual short-term incentive, and long-term incentive compensation (other than stock options) on a pre-tax (federal and state) basis. The deferred compensation plan also provides for a matching contribution credit for any reduction in the matching contribution the executive receives under the Employee Stock Ownership Plan (ESOP) due to the executive’s election to defer base salary or annual short-term incentive compensation to the deferred compensation plan.

Several investment types are available to eligible executives, as listed below:

•

Reserve Account A – This option is no longer available after 1995 for additional deferrals. Money previously deferred to Reserve Account A receives accrued interest based on the greater of 6.0% or our consolidated return on common equity, as calculated on April 1 and October 1 each year. This account is currently providing an above-market rate of return of 8.26%, which exceeds 120% of the applicable federal long-term rate of 3.99%. An executive may transfer amounts from Reserve Account A to another available investment option, but once transferred, the amounts cannot be allocated back to Reserve Account A.

•

Reserve Account B – This option is no longer available for base compensation and annual incentive deferrals made after March 31, 2008. This account provides for an interest accrual equal to the greater of 6.0% or 70% of our consolidated return on common equity. This account is currently providing an above-market rate of annual return of 6.0%, which exceeds 120% of the adjusted applicable federal long-term rate of 3.99%. An executive may transfer amounts from Reserve Account B to another available investment option, but once transferred, the amounts cannot be allocated back to Reserve Account B.

•

“Mutual Fund” Account – This option is available for base compensation and annual incentive deferrals and, effective April 1, 2008, performance share deferrals. These options generally provide the executive with the ability to elect the same investment funds provided by the Wisconsin Public Service Corporation 401(k) Plan.

•

Locked Stock Unit Account – This is a company stock unit account available for deferrals that the executive is not allowed to convert to other investment types. This includes pre-April 1, 2008 deferrals related to grants from long-term performance shares, pre-April 1, 2008 annual incentive award payouts with respect to which the executive received a 5% premium for amounts allocated to stock units, and the pre-2008 ESOP matching contribution credit to replace company contributions that would have normally been made to the ESOP except for the executive’s deferrals to the deferred compensation plan. Deferrals into this account are not allowed to be converted to other investment types.

•	Discretionary Stock Unit Account – This is a company stock unit account available for deferrals that may be transferred to or from this account from another available option, or vice versa.

Base compensation deferrals may be changed one time per year prior to the beginning of each calendar year. Deferrals of annual short-term or long-term incentive compensation must be made in accordance with rules prescribed by the compensation committee, which at a minimum require that the executive’s election be in place at least six months prior to the last day of the incentive performance period. The rates of return on the investment accounts ranged from 2.66% to 26.99% for the 12-month period ending December 31, 2010. More information regarding contributions, earnings and balances held by each of our named executive officers is presented in the Nonqualified Deferred Compensation Table for 2010.

Qualified Pension Plan

Our named executive officers are eligible to participate in the qualified Integrys Energy Group, Inc. Retirement Plan (referred to as the pension plan) upon completion of one year of service and 1,000 or more hours of work during that year. All of our named executive officers are eligible to participate in the pension plan. The pension plan requires three years of employment or the attainment of age 65 to be vested in the plan.

The pension income benefit under the pension plan is equal to the “total service percent” multiplied by “final average pay.” The pension income benefit consists of a lump sum benefit, which may be converted into an actuarially equivalent annuity with monthly payments. “Final average pay” is the average of the last 60 months or the 5 highest calendar years’ compensation within the ten-year period immediately preceding the participant’s termination of employment, whichever is greater, up to Internal Revenue Service (IRS) pay limits. Eligible compensation considered under the plan includes base salary, annual short-term incentive payout and bonuses. The “total service percent” for eligible service-based annual accruals varies from 9% to 15% per year (9% to 13% for employees hired after January 1, 2001) depending on the number of years of service. Participants actively employed on January 1, 2001 earned a pension transition benefit based on age and service, up to 115% of final average pay.

In addition, if an employee who was hired prior to January 1, 2001 terminates employment on or after attainment of age 55 (but prior to 65) and completion of 5 or more years of service, the plan provides for a monthly supplemental benefit equal to $800 per month payable until age 65. For an employee hired on or after January 1, 2001, the pension supplement is available if the employee terminates employment on or after attainment of age 55 (but prior to 65) and completes ten or more years of service, and consists of a monthly benefit payable until age 65 equal to $40 times years of credited service to maximum of 20 years. If the pension income benefit is paid in a lump sum, the pension supplement is automatically converted into and paid at the same time as an actuarially equivalent lump sum.

Only service through December 31, 2012 and compensation through December 31, 2017 will be recognized in calculating benefits. Employees hired on or after January 1, 2008 are not eligible for the pension plan.

Provided below is the pension service credit for each of our named executive officers:

Named Executive Officer	Annual Percentage Credit Earned in 2010	Accumulated Total Service Credits Earned as of December 31, 2010
Charles A. Schrock	15%	484%
Joseph P. O’Leary	9%	87%
Lawrence T. Borgard	15%	380%
Mark A. Radtke	15%	401%
Daniel J. Verbanac	15%	376%

The accumulated total service credit earned as of Larry L. Weyers’ retirement on March 31, 2010 was 374%.

The pension plan does not allow for granting of additional service credit not otherwise authorized under the plan terms. Provided in the Pension Benefits Table for 2010 below is a tabulation of the present value of the accumulated pension benefit for each of our named executive officers, using full years of credited service only.

Pension Restoration and Supplemental Retirement Plan

Our named executive officers receive nonqualified pension restoration and supplemental retirement benefits under the nonqualified Integrys Energy Group, Inc. Pension Restoration and Supplemental Retirement Plan. In the ensuing discussion and in the Nonqualified Deferred Compensation Table for 2010 below, we refer to the pension restoration benefit portion of this plan as the pension restoration plan and we refer to the supplemental retirement benefit portion of this plan as the SERP.

Pension restoration benefits are based upon the difference between (1) the benefit the executive would have been entitled to under the pension plan if the maximum benefit limitation under IRS Section 415 and the compensation limitation under IRS Section 401(a)(17) did not apply, and if all base compensation and annual incentive amounts had been paid to the executive in cash rather than being deferred into the deferred compensation plan, and (2) the executive’s actual benefit under the pension plan. The Nonqualified Deferred Compensation Table for 2010 below provides information on the deferrals into the pension restoration plan and earnings for each named executive officer.

Supplemental retirement benefits provide income replacement when taking into account other retirement benefits provided to the named executive officer and assures that the named executive officer will receive 60% of final average pay (over the last 36 months or the 3 preceding years, whichever is higher). To qualify for the full supplemental retirement benefit, the executive must have completed 15 years of service and retire/terminate after age 62. Reduced benefits are payable if the executive has attained age 55 and completed ten years of service at retirement or termination.

The pension restoration and SERP benefits are designed to attract and retain key management employees who are important to the successful operation of the company. The Pension Benefits Table for 2010 below provides information regarding the present value of accumulated benefits under the pension restoration plan and the SERP for each named executive officer.

Beginning in 2008, we made the decision to move away from the use of defined benefit pension plans for all non-union employees, including executives, because of market trends. A ten-year transition period applies, which means that for new non-union employees starting work in 2008 and after, no qualified and nonqualified defined benefit pension plans will exist for future benefit accruals. These plans are being replaced with defined contribution plans.

Life Insurance

Our named executive officers (other than Larry L. Weyers who is retired) are eligible for an enhanced life insurance benefit of up to three times their annual base salary, with a maximum benefit level (taking into account both employer-provided coverage and any supplemental coverage that the officer voluntarily purchases) of $1,500,000. Accidental Death and Dismemberment (AD&D) coverage is also provided for these same named executive officers up to three times their annual base salary, subject to a separate $1,500,000 maximum benefit level. The IRS requires that imputed income be calculated and recorded for company-paid life insurance in excess of $50,000. In compliance with IRS regulations, imputed income is recorded to the extent that an executive’s life insurance benefit exceeds this limit. Listed below is the life insurance coverage in place as of December 31, 2010 for each named executive officer (other than Mr. Weyers):

Named Executive Officer	Life Insurance Coverage ($)
Charles A. Schrock	1,500,000
Joseph P. O’Leary	650,000
Lawrence T. Borgard	1,317,000
Mark A. Radtke	1,115,000
Daniel J. Verbanac	969,000

Until his retirement, Mr. Weyers received a life insurance benefit of $2,000,000, with no additional coverage for AD&D.

Perquisites

Our named executive officers are provided with a modest level of personal benefits. These may include payments for executive physicals, financial counseling, home office equipment and office parking.

Change in Control Agreements

We have had change in control agreements in place for a long period of time. These agreements are important to ensuring that our named executive officers actively seek to maximize shareholder value, even if it means pursuing a transaction that might result in their termination. Before we entered into the change in control agreements, we engaged a compensation consultant to provide information and advice as to what were competitive payments, benefits, terms and conditions of change in control agreements. We then used this information to structure payment and benefit levels that were competitive in the marketplace, along with appropriate triggers.

The compensation committee has authorized each of our continuing named executive officers to receive protection and associated benefits in the event of a covered termination following a change in control of the company. The agreement with our named executive officers contains a “double trigger” arrangement, whereby a payment is made only if there is a change in control of Integrys Energy Group and the executive is actually terminated or terminates employment under certain circumstances after being demoted or after certain other adverse changes in the executive’s working conditions or status. Specifically, benefits under such an agreement would be triggered if both of the following occurs:

1) a change in control event occurs in which a single entity takes ownership of 30% or more of our voting securities, a merger or sale occurs that results in Integrys Energy Group stock constituting less than 50% of the surviving company stock, or a merger or consolidation occurs where the company is not the surviving company; and 2) the event results in the loss of the executive’s job or the executive incurs a significant adverse change in their working conditions or status compared to the executive’s prior position and the executive terminates employment as a result. The agreement also contains confidentiality and non-compete clauses. For specific details regarding change in control benefits, please see the discussion below under the heading “Termination of Employment.”

The compensation committee periodically reviews the payment and benefit levels in the change in control agreements and the triggers to ensure that the payment and benefit levels remain competitive and appropriate. The compensation committee conducted such a review in 2010. In addition to numerous clarifying amendments, the agreements were modified to bring the agreements more in line with market practice, including: 1) reducing the period of protection following the change in control from three to two years following a change in control; 2) reducing the period for which certain welfare benefits would continue following termination from 3 years to 2 years; and 3) providing the same level of severance protection (i.e., 2.99 times base and target bonus) for qualifying terminations occurring at any time within the two-year period following a change in control. None of the continuing named executive officers have a gross-up provision in their agreement.

Special Incentive Agreements Related to Restructuring of Integrys Energy Services, Inc.

In connection with our decision to divest of all or portions of our nonregulated subsidiary, Integrys Energy Services, Inc., or significantly scale back this business, in 2009 we entered into special incentive agreements with Mark A. Radtke and Daniel J. Verbanac to help ensure business continuity, preserve value and facilitate this restructuring. The agreements provided that, at our discretion, we could award Mr. Radtke with a target incentive of $1,500,000 and Mr. Verbanac with a target incentive of $1,250,000. We could modify these target incentive amounts at any time. In determining whether to award Mr. Radtke and Mr. Verbanac any incentive payment, we considered a number of factors, including, but not limited to, completion of the restructuring to our satisfaction, completion of the sale of all or a major portion of Integrys Energy Services’ business or other alternative result approved by us, and the level and effectiveness of Mr. Radtke and Mr. Verbanac in assisting with the restructuring. Mr. Radtke and Mr. Verbanac would have forfeited any incentive payment if either of them voluntarily terminated his employment, died or became disabled, or had been terminated for cause before we determined that we had completed the restructuring of Integrys Energy Services.

For Mr. Radtke’s efforts in 2009, the compensation committee, using its discretion, awarded him $1,125,000 under the agreement, or 75% of his target incentive, as the compensation committee determined that Mr. Radtke was successful in fulfilling a key role in ensuring that the majority of the restructuring and scaling-down of Integrys Energy Services was completed by the end of 2009. Then in 2010, Mr. Radtke was awarded the remaining $375,000 under the agreement, or 25% of his target incentive, as a result of completing the remaining transactions and successfully restructuring Integrys Energy Services’ retail natural gas and retail electric marketing business.

For Mr. Verbanac’s efforts in 2009, the compensation committee, using its discretion, awarded him $937,500 under the agreement, or 75% of his target incentive, as the compensation committee determined that Mr. Verbanac was successful in fulfilling a key role in ensuring that the majority of the restructuring and scaling-down of Integrys Energy Services was completed by the end of 2009. Then in 2010, Mr. Verbanac was awarded the remaining $312,500 under the agreement, or 25% of his target incentive, as a result of completing the remaining transactions and successfully restructuring Integrys Energy Services’ retail natural gas and retail electric marketing business.

Common Stock Ownership Guidelines

We believe that it is important to align executive and shareholder interests by defining stock ownership guidelines for executives. For 2010, the named executive officers are expected to retain at least 50% of their future vested stock awards until certain levels of stock are owned, with such levels ranging from one to five times base annual salary, depending on the position.

The target level for ownership of Integrys Energy Group common stock was five times annualized base salary for Charles A. Schrock; three times annualized base salary for Joseph P. O’Leary, Mark A. Radtke, and Lawrence T. Borgard; and two times annualized base salary for Daniel J. Verbanac. Additionally, prior to his retirement on March 31, 2010, Larry L. Weyers had a target level ownership of five times annualized base salary. Common stock beneficially held in an executive’s ESOP account, any other beneficially owned common stock, including that earned through incentive plan awards, common stock equivalents earned through nonqualified deferred compensation programs, and 50% of the difference between the past 12 months’ high and low average and the strike price value of the vested stock options, are included in determining compliance with these guidelines. Unvested restricted stock and performance shares for which incentive targets have not yet been met are not included in the calculation of stock ownership (for guideline purposes) until restricted stock is vested or attainment of the incentive targets of performance shares are certified by the board of directors.

As of December 31, 2010, all named executive officers were in compliance with our stock ownership guidelines.

Summary Compensation Table for 2010

The following table sets forth information concerning compensation earned or paid to each of our named executive officers for each of the last three fiscal years consisting of: (1) the dollar value of base salary and bonus earned during the applicable fiscal years; (2) the aggregate grant date fair value of stock and option awards, as computed in accordance with the FASB ASC Topic 718 – Stock Compensation (all stock option awards in this and the other tables relate to Integrys Energy Group common stock); (3) the dollar value of earnings for services pursuant to awards granted during the applicable fiscal years under non-equity incentive plans; (4) the change in pension value and nonqualified compensation earnings during the applicable fiscal years; (5) all other compensation for the applicable fiscal years; and (6) the dollar value of total compensation for the applicable fiscal years. The named executive officers are our principal executive officer, principal financial officer, and our three other most highly compensated executive officers employed as of December 31, 2010, and Larry L. Weyers who retired on March 31, 2010.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)		Option Awards ($)(2)		Non-Equity Incentive Plan Compensation ($)(3)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)		Total ($)
(a)	(b)	(c)	(d)	(e)		(f)		(g)		(h)	(i)		(j)
Charles A. Schrock Chairman, President and Chief Executive Officer	2010	817,693	0	1,716,700		567,763		748,654		2,639,979	22,963		6,513,752
	2009	806,519	0	1,141,631		347,495		818,796		926,281	82,567		4,123,289
	2008	315,000	0	328,212		121,674		118,338		294,838	16,439		1,194,501
Joseph P. O’Leary Senior Vice President and Chief Financial Officer	2010	466,740	0	693,743		229,442		235,943		662,087	17,014		2,304,969
	2009	486,000	0	549,081		167,146		315,824		432,784	20,440		1,971,275
	2008	468,000	0	668,232		247,723		214,684		514,722	15,601		2,128,962
Lawrence T. Borgard President and Chief Operating Officer – Utilities	2010	428,842	0	697,151		230,577		275,375		609,809	16,946		2,258,700
	2009	426,231	0	302,413		92,054		251,200		53,065	22,553		1,147,516
	2008	364,000	0	367,996		136,432		79,430		457,822	11,128		1,416,808
Mark A. Radtke Executive Vice President and Chief Strategy Officer	2010	363,020	0	448,513		148,342		536,417	(6)	518,522	16,355		2,031,169
	2009	378,000	0	307,053		93,460		1,374,561	(6)	30,439	20,016		2,203,529
	2008	364,000	0	373,630		138,515		626,782		857,577	14,180		2,374,684
Daniel J. Verbanac (7) President, Integrys Energy Services, Inc.	2010	315,494	0	389,804		128,923		481,168	(8)	419,270	15,926		1,750,585
Larry L. Weyers Executive Chairman (retired March 31, 2010)	2010 2009 2008	374,820 1,090,385 1,050,000	0 0 0	2,145,852 1,498,323 2,674,251	(9)	709,707 575,976 991,403	(9)	251,429 1,362,981 684,145	(10)	2,799,051 937,335 1,724,292	42,602 52,783 46,912	(11)	6,323,461 5,517,783 7,171,003

(1)	Other than with regard to Mr. Weyers, amounts shown reflect a reduction of one week’s salary due to unpaid furlough that was required of all employees during 2010. Mr. Weyers was not required to take furlough because he retired March 31, 2010. Amounts shown include amounts deferred into the deferred compensation plan. For more information, see the Nonqualified Deferred Compensation Table for 2010 below.

(2)	The amounts shown in columns (e) and (f) reflect the grant date fair value of the awards computed in accordance with FASB ASC Topic 718 – Stock Compensation. For information regarding the assumptions made in valuing the stock and option awards, see Note 20 – Stock-Based Compensation in Notes to Consolidated Financial Statements in the 2010 Annual Report on Form 10-K; such information is incorporated herein by reference.

(3)	Non-equity compensation is payable in the first quarter of the next fiscal year, and may be deferred at the election of the named executive officer. Payment is calculated based on the measurement outcomes and as a percent of adjusted gross base salary earnings from the company for services performed during the payroll year.

(4)	The amounts shown reflect the calculation of above-market earnings on nonqualified deferred compensation and is based on the difference between 120% of the applicable federal long-term rate (AFR) and the rate of return received on Reserve Accounts A and B. Provided below are the actual rates of return used in the calculation. Note that Reserve Account A was frozen to new deferrals beginning on January 1, 1996 and Reserve Account B was frozen to new deferrals beginning on April 1, 2008.

Time Period	AFR 120%	Reserve A – Daily	Reserve B – Daily
January 2010 - March 2010	4.93%	6.0000%	6.0000%
April 2010 - September 2010	5.29%	6.0000%	6.0000%
October 2010 - December 2010	3.99%	8.2603%	5.8531%

(5)	The amounts shown for each named executive officer include other compensation items consisting of life insurance premiums, imputed income from life insurance benefits, and Employee Stock Ownership Plan (ESOP) matching contributions. Individual items included in column (i) that were in excess of $10,000 include ESOP matching contributions for each named executive officer as follows:

Named Executive Officer	ESOP ($)
Charles A. Schrock	13,176
Joseph P. O’Leary	13,176
Lawrence T. Borgard	13,176
Mark A. Radtke	13,176
Daniel J. Verbanac	13,138
Larry L. Weyers (retired March 31, 2010)	13,176

(6)	These amounts include incentive payments of $375,000 attributable to 2010 and $1,125,000 attributable to 2009, pursuant to a special incentive agreement related to the restructuring of Integrys Energy Services, Inc. For more information, see the discussion above in the Compensation Discussion and Analysis under the heading “Key Components of our Executive Compensation Program – Other Benefits and Plans.”

(7)	The amounts shown are only for 2010 as Mr. Verbanac was not a named executive officer during 2008 and 2009.

(8)	The amount includes an incentive payment of $312,500 pursuant to a special incentive agreement related to the restructuring of Integrys Energy Services, Inc. For more information, see the discussion above in the Compensation Discussion and Analysis under the heading “Key Components of our Executive Compensation Program – Other Benefits and Plans.”

(9)	The amounts shown reflect the full value of the awards; however, Mr. Weyers was only eligible for 25% of the awards as a result of his retirement on March 31, 2010.

(10)	The payment to Mr. Weyers was prorated at 25% due to his retirement on March 31, 2010.

(11)	In addition to the other compensation items discussed in footnote (5) above, this amount also includes $17,074 for perquisites consisting of parking, financial counseling and an executive physical.

With regard to equity awards, no re-pricing, extension of exercise periods, change of vesting or forfeiture conditions, change or elimination of performance criteria, change of bases upon which returns are determined, or any other material modification of any outstanding option or other equity based award occurred during the fiscal years reported in the table.

Grants of Plan-Based Awards Table for 2010

The following table sets forth information regarding all incentive plan awards that were made to our named executive officers during 2010, including equity and non-equity based awards. Decisions regarding equity and non-equity awards (payable following vesting or performance periods) were made only one time during 2010. Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by FASB ASC Topic 718 – Stock Compensation. Non-equity incentive plan awards are not subject to FASB ASC Topic 718 – Stock Compensation and are intended to serve as an incentive for performance to occur over the given year. For a detailed description of long-term incentive plans (performance shares, restricted stock units and stock options), see the discussion above in the Compensation Discussion and Analysis under the heading “Key Components of our Executive Compensation Program – Long-Term Incentive Compensation.”

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards Annual Incentive Plan(1)			Estimated Future Payouts Under Equity Incentive Plan Awards Performance Share Program			All Other Stock Awards: Number of Shares of Stock or Units (#) Restricted Stock Program	All Other Option Awards: Number of Securities Underlying Options (#) Stock Option Program	Exercise or Base Price Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
		Threshold ($)	Target ($)	Superior ($)	Threshold (#)	Target (#)	Superior (#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Charles A. Schrock	2010	0	840,000	1,680,000
	02/11/10				14,546	29,093	58,186				1,333,623
	02/11/10							9,213			383,077
	02/11/10								107,125	41.58	567,763
Joseph P. O’Leary	2010	0	310,284	620,568
	02/11/10				5,878	11,757	23,514				538,941
	02/11/10							3,723			154,802
	02/11/10								43,291	41.58	229,442
Lawrence T. Borgard	2010	0	307,020	614,040
	02/11/10				5,907	11,815	23,630				541,600
	02/11/10							3,741			155,551
	02/11/10								43,505	41.58	230,577
Mark A. Radtke	2010	0	222,768	445,536
	02/11/10				3,800	7,601	15,202				348,430
	02/11/10							2,407			100,083
	02/11/10								27,989	41.58	148,342
Daniel J. Verbanac	2010	0	193,604	387,208
	02/11/10				3,303	6,606	13,212				302,819
	02/11/10							2,092			86,985
	02/11/10								24,325	41.58	128,923
Larry L. Weyers (3)	2010	0	1,050,000	2,100,000
(retired March 31, 2010)	02/11/10				18,183	36,366	72,732				1,667,017
	02/11/10							11,516			478,835
	02/11/10								133,907	41.58	709,707

(1)	Based on the Integrys 2010 Executive Incentive Plan payout percentages. For more information, see the discussion above in the Compensation Discussion and Analysis under the heading “Key Components of our Executive Compensation Program – Short-Term Incentive Compensation.”

(2)	Performance shares are valued at target payout using the value derived from a Monte Carlo simulation. Restricted stock is valued at $41.58, the closing stock price on the grant date. Stock options are valued at $5.30 on an accounting expense basis based on a proprietary “advanced lattice” option pricing model.

(3)	The amounts shown for Mr. Weyers reflect the full number of awards granted to him on February 11, 2010. However, because of Mr. Weyers’ retirement on March 31, 2010, he is only eligible to earn a prorated portion (25%) of these awards based upon three months of employment during 2010.

As reflected in the table above, the compensation committee awarded restricted stock units to each named executive officer in 2010 for the amounts indicated. The restricted stock units had a grant date fair market value per share of $41.58, based on the closing stock price on the date of the grant. The restricted stock units remain ratably restricted for 4 years following the date of grant. The dividend rate paid on restricted stock units is equal to the dividend rate of all other outstanding shares of common stock. However, the dividends are deemed to be reinvested in additional restricted stock units which vest according to the vesting schedule.

Stock options were granted in 2010 to each of the named executive officers. These were nonqualified stock options with a grant price equal to the closing stock price on the date of the grant. The per share grant price for these options is $41.58. One quarter of the options vest each year on the grant anniversary date. The options had a grant date fair value per option of $5.30 as determined pursuant to FASB ASC Topic 718 – Stock Compensation. The options have an expiration date of February 11, 2020.

Performance shares were granted in 2010 to each of the named executive officers. These grants have a performance period that began on January 1, 2010 and will end on December 31, 2012. The shares are not paid out until the end of this performance period based on the final TSR in comparison to the selected peer group.

For a discussion of the treatment of unvested restricted stock units, stock options and performance shares upon termination, see the discussion below under the heading “Termination of Employment.”

Outstanding Equity Awards Table for 2010

The following table sets forth information regarding outstanding awards under the stock option plan, restricted stock plan, incentive plans and similar plans, including market-based values of associated rights and/or shares, for each of our named executive officers as of December 31, 2010:

Name	Options Awards(1)					Stock Awards(2)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(4)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)(5)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Charles A. Schrock	16,967	0	0	37.96	12/12/12	17,272	837,865	51,412	2,493,996
	14,404	0	0	44.73	12/10/13
	16,000	0	0	48.11	12/08/14
	13,585	0	0	54.85	12/07/15
	14,348	0	0	52.73	12/07/16
	1,538	512	0	58.65	05/17/17
	13,460	13,459	0	48.36	02/14/18
	23,543	70,629	0	42.12	02/12/19
	0	107,125	0	41.58	02/11/20
Joseph P. O’Leary	17,371	0	0	44.73	12/10/13	9,639	467,588	22,492	1,091,087
	23,304	0	0	48.11	12/08/14
	23,955	0	0	54.85	12/07/15
	25,826	0	0	52.73	12/07/16
	16,011	5,337	0	58.65	05/17/17
	27,404	27,402	0	48.36	02/14/18
	11,325	33,972	0	42.12	02/12/19
	0	43,291	0	41.58	02/11/20
Lawrence T. Borgard	6,235	0	0	44.73	12/10/13	9,062	439,598	17,727	859,937
	11,786	0	0	48.11	12/08/14
	12,364	0	0	54.85	12/07/15
	11,304	0	0	52.73	12/07/16
	10,533	3,511	0	58.65	05/17/17
	15,092	15,092	0	48.36	02/14/18
	6,237	18,710	0	42.12	02/12/19
	0	43,505	0	41.58	02/11/20
Mark A. Radtke	18,182	0	0	44.73	12/10/13	5,625	272,869	13,604	659,930
	21,629	0	0	48.11	12/08/14
	23,182	0	0	54.85	12/07/15
	21,196	0	0	52.73	12/07/16
	5,211	1,737	0	58.65	05/17/17
	15,323	15,322	0	48.36	02/14/18
	6,332	18,996	0	42.12	02/12/19
	0	27,989	0	41.58	02/11/20
Daniel J. Verbanac	13,451	0	0	44.73	12/10/13	4,854	235,468	11,823	573,534
	15,313	0	0	48.11	12/08/14
	14,450	0	0	54.85	12/07/15
	16,435	0	0	52.73	12/07/16
	4,616	1,538	0	58.65	05/17/17
	12,840	12,838	0	48.36	02/14/18
	5,503	16,509	0	42.12	02/12/19
	0	24,325	0	41.58	02/11/20
Larry L. Weyers	97,015	0	0	44.73	12/10/13	20,166	978,253	38,385	1,862,056
(retired March 31, 2010)	111,607	0	0	48.11	12/08/14
	121,705	0	0	54.85	12/07/15
	123,913	0	0	52.73	12/07/16
	47,262	15,754	0	58.65	05/17/17
	109,669	109,668	0	48.36	02/14/18
	30,900	92,700	0	42.12	02/12/19
	0	33,477	0	41.58	02/11/20

(1)	Provided below is the corresponding vesting date relative to each option expiration date:

Grant Date	Full Vesting Date	Expiration Date
12/12/02	12/12/06	12/12/12
12/10/03	12/10/07	12/10/13
12/08/04	12/08/08	12/08/14
12/07/05	12/07/09	12/07/15
12/07/06	12/07/10	12/07/16
05/17/07	05/17/11	05/17/17
02/14/08	02/14/12	02/14/18
02/12/09	02/14/13	02/14/19
02/11/10	02/11/14	02/11/20

(2)	Stock price on December 31, 2010 was $48.51.

(3)	The following table reflects the amounts of unvested restricted stock units and corresponding grant dates. Restricted stock units vest over four years, with 25% of the original grant amount vesting each year on the anniversary of the respective grant date:

Named Executive Officer	05/17/07	02/14/08	02/12/09	02/11/10
Charles A. Schrock	43	1,069	6,414	9,746
Joseph P. O’Leary	439	2,177	3,085	3,938
Lawrence T. Borgard	2,210	1,197	1,698	3,957
Mark A. Radtke	139	1,216	1,724	2,546
Daniel J. Verbanac	124	1,019	1,498	2,213
Larry L. Weyers (retired March 31, 2010)	0	8,707	8,414	3,045

(4)	Included in columns (i) and (j) above are the performance shares pertaining to grants made in 2009 and 2010 for the performance periods of 2009-2011 and 2010-2012 and associated payout values, assuming that both grants will pay out at target following completion of each applicable performance period. Based on total shareholder return (TSR) performance as of December 31, 2010, the grant made in 2009 would pay out at 82% (between threshold and target) and the grant made in 2010 would pay out at 177% (between target and superior). The following two tables show projected payouts of the 2009 and 2010 performance share grants assuming TSR performance as of December 31, 2010, as well as projected payouts that would occur assuming superior performance (200%):

2009 Performance Share Grant:

Named Executive Officer	Shares at 82% Payout (#)	Market Value ($)	Shares at 200% Payout (#)	Market Value ($)
Charles A. Schrock	18,302	887,830	44,638	2,165,389
Joseph P. O’Leary	8,803	427,034	21,470	1,041,510
Lawrence T. Borgard	4,848	235,176	11,824	573,582
Mark A. Radtke	4,922	238,766	12,006	582,411
Daniel J. Verbanac	4,278	207,526	10,434	506,153
Larry L. Weyers (retired March 31, 2010)	24,020	1,165,210	58,586	2,842,007

2010 Performance Share Grant:

Named Executive Officer	Shares at 177% Payout (#)	Market Value ($)	Shares at 200% Payout (#)	Market Value ($)
Charles A. Schrock	51,495	2,498,022	58,186	2,822,603
Joseph P. O’Leary	20,810	1,009,493	23,514	1,140,664
Lawrence T. Borgard	20,913	1,014,490	23,630	1,146,291
Mark A. Radtke	13,454	652,654	15,202	737,449
Daniel J. Verbanac	11,693	567,227	13,212	640,914
Larry L. Weyers (retired March 31, 2010)	16,093	780,671	18,184	882,106

(5)	Not included in columns (i) and (j) above are the performance shares pertaining to grants made in 2008 for the performance period of 2008-2010. Subsequent to December 31, 2010, a payout at 124% will occur on performance shares for the performance period of 2008-2010 based on final TSR results. The number of earned performance shares attributable to each named executive officer as a result of the threshold level being exceeded, along with the corresponding market value of such shares, is as follows:

Named Executive Officer	Earned Shares (#)	Market or Payout Value of Earned Shares ($)
Charles A. Schrock	6,126	297,172
Joseph P. O’Leary	12,472	605,017
Lawrence T. Borgard	6,868	333,167
Mark A. Radtke	6,974	338,309
Daniel J. Verbanac	5,843	283,444
Larry L. Weyers (retired March 31, 2010)	49,914	2,421,328

Option Exercises and Stock Vested Table for 2010

The following table sets forth amounts received by each of our named executive officers upon exercise of options (or similar instrument) or the vesting of stock (or similar instruments) during 2010:

	Option Awards		Stock Awards (1)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
(a)	(b)	(c)	(d)	(e)
Charles A. Schrock	16,599	200,921	8,866	411,527
Joseph P. O’Leary	29,176	338,332	15,194	722,438
Lawrence T. Borgard	9,432	116,027	10,229	488,543
Mark A. Radtke	33,500	422,605	8,484	403,355
Daniel J. Verbanac	18,813	210,770	7,115	338,148
Larry L. Weyers (retired March 31, 2010)	99,027	900,284	60,609	2,885,841

(1)	A payout will be made on performance shares in 2011 based on TSR for the performance period ending December 31, 2010 meeting the threshold requirements. These performance shares had a performance period beginning on January 1, 2008 and ending on December 31, 2010.

Pension Benefits Table for 2010

The following table sets forth the actuarial present value of each named executive officer’s accumulated benefit under each defined benefit plan, assuming benefits are paid at normal retirement age based on current levels of compensation. For information regarding the valuation method and all material assumptions applied in quantifying the present value of the current accumulated benefit for each of the named executive officers see Note 17 – Employee Benefit Plans in Notes to Consolidated Financial Statements in the 2010 Annual Report on Form 10-K; such information is incorporated herein by reference. The table also shows the number of years of credited service under each such plan, computed as of the same pension plan measurement date used in the company’s audited financial statements for the year ended December 31, 2010. Charles A. Schrock is currently eligible for early retirement, and Larry L. Weyers retired on March 31, 2010. No pension benefits were paid during the year to any of the named executive officers who were still employed at the end of 2010. For more information regarding pension benefits, please see the discussion above in the Compensation Discussion and Analysis under the heading “Key Components of our Executive Compensation Program – Other Benefits and Plans.”

Name	Plan Name (1)	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefits ($)(3)	Payments During Last Fiscal Year ($)(4)
(a)	(b)	(c)	(d)	(e)
Charles A. Schrock	Pension Plan	31	1,057,664	0
	Pension Restoration Plan	31	2,253,775	0
	SERP	31	2,199,898	0

	Total	31	5,511,337	0
Joseph P. O’Leary	Pension Plan	9	204,213	0
	Pension Restoration Plan	9	334,538	0
	SERP	9	1,771,185	0

	Total	9	2,309,936	0
Lawrence T. Borgard	Pension Plan	26	711,125	0
	Pension Restoration Plan	26	760,718	0
	SERP	26	548,824	0

	Total	26	2,020,667	0
Mark A. Radtke	Pension Plan	27	765,661	0
	Pension Restoration Plan	27	1,552,123	0
	SERP	27	652,557	0

	Total	27	2,970,341	0
Daniel J. Verbanac	Pension Plan	26	690,926	0
	Pension Restoration Plan	26	1,111,594	0
	SERP	26	454,717	0

	Total	26	2,257,237	0
Larry L. Weyers	Pension Plan	24	0	853,024
(retired March 31, 2010)	Pension Restoration Plan	24	5,124,859	383,544
	SERP	24	7,326,931	548,347

	Total	24	12,451,790	1,784,915

(1)

Material terms and conditions of the Integrys Energy Group Retirement Plan (referred to as the pension plan) and the Integrys Energy Group, Inc. Pension Restoration and Supplemental Retirement Plan are described below. Note that for purposes of the above table and all related footnotes, we refer to the pension restoration benefit and supplemental retirement benefit portions of the Integrys Energy Group, Inc. Pension Restoration and Supplemental Retirement Plan separately as the pension restoration plan and SERP, respectively.

Pension Plan

These are tax-qualified defined benefit retirement plans generally available to employees hired prior to January 1, 2008. Benefits for the named executive officers are determined under an account-based pension plan formula that defines a lump sum amount at termination of employment. For more information, see the discussion above in the Compensation Discussion and Analysis under the heading “Key Components of our Executive Compensation Program – Other Benefits and Plans.”

Pension Restoration Plan

The purpose of the nonqualified pension restoration plan is to provide an alternate means of paying benefits intended under the pension plan that are either restricted by law or limited because of employee deferrals to the deferred compensation plan. Benefits under the pension restoration plan are generally determined and payable under the same terms and conditions as the pension plan without regard to IRS limitations on amounts of includible compensation and maximum benefits and without regard to employee deferrals of base and annual bonus pay. Benefits paid are reduced by the value of benefits payable under the pension plan. Under plan terms, each participant has executed an election agreement that sets forth the form of payment the participant has chosen to receive following termination of employment (lump sum, lifetime monthly annuity or 180 monthly guaranteed payments).

SERP

Nonqualified SERP benefits are generally payable only for participants who retire on or after age 55 with 10 or more years of service. The SERP provides a lump sum option, a life annuity option or a 180 monthly guaranteed benefit payment option. The benefit is initially calculated as a life annuity benefit, with a monthly benefit that equals a target percentage of final average pay (over a three-year period), reduced by the lifetime annuity payable under the pension plan and the pension restoration plan. The target percentage ranges from 40% for 10 years to 60% for 15 years of service. Benefits are reduced 3% per year for retirements prior to age 62.

(2)	Full years of credited service only. Actual plan benefits are calculated taking into account full and fractional years of credited service.

(3)	Change in pension value during 2010 and present value of accumulated benefit at year-end:

Pension Plan

For the named executive officers, the amounts shown are based on the present value of the projected pension plan account balances payable at the plan’s normal retirement age (age 65). The projected age 65 pension plan account equals the participant’s accrued account balance at year-end rolled forward with interest credits to age 65 using the plan’s interest rate (4.05% at December 31, 2010, and 2.35% at December 31, 2009). The present value was determined using an interest rate consistent with assumptions used for financial reporting under the Compensation – Retirement Benefits Topic of the FASB ASC (5.80% at December 31, 2010, and 6.15% at December 31, 2009). With the merger of qualified pension plans beginning in 2009, the lump sum conversion interest rate was required to be aligned (from annual to monthly interest rate change), impacting legacy Wisconsin Public Service Corporation (WPS) participants. Legacy WPS participants’ annuity will be the greater of the monthly rate or annual rate until March 31, 2010 (when the grandfathered period ended). Pension plan lump sum values are not impacted by this change.

For named executive officers covered under the pension plan, the value of the temporary supplemental benefit has been added. The present value was determined assuming current commencement (if currently eligible) or commencement at earliest eligibility (generally age 55) and payment in a single lump sum form, using the plan’s interest rate to calculate the lump sum payment (Pension Protection Act segment lump sum rates at December 31, 2010 and December 31, 2009) and using an interest rate consistent with assumptions used in financial reporting under the Compensation – Retirement Benefits Topic of the FASB ASC to determine the present value at year-end of the lump sum payable. The benefit was prorated based on current service over service from hire date to date of earliest eligibility.

Pension Restoration Plan

The amounts shown are based on the present value of the projected pension plan account balances payable at the plan’s normal retirement age (age 65). The projected age 65 pension plan account equals the participant’s accrued account balance at year-end rolled forward with interest credits to age 65 using the plan’s interest rate (4.05% at December 31, 2010, and 2.35% at December 31, 2009). The present value was determined using an interest rate consistent with assumptions used for financial reporting under the Compensation – Retirement Benefits Topic of the FASB ASC (5.80% at December 31, 2010, and 6.15% at December 31, 2009).

With the merger of qualified pension plans beginning in 2010, the lump sum conversion interest rate was required to be aligned (from annual to monthly interest rate change), impacting legacy WPS participants.

SERP

The values shown are based on the present value of the accrued benefit at unreduced retirement age (age 62) reflecting final average pay and service as of the calculation date. The present value was determined assuming commencement at age 62 using an interest rate consistent with assumptions used for the company’s financial reporting under the Compensation – Retirement Benefits Topic of the FASB ASC (5.80% at December 31, 2010, and 6.15% at December 31, 2009).

With the merger of qualified pension plans beginning in 2010, the lump sum conversion interest rate was required to be aligned (from annual to monthly interest rate change), impacting legacy WPS participants.

(4)	At retirement, Mr. Weyers received pursuant to his distribution election, a lump sum payment from the pension plan. In accordance with Internal Revenue Code (IRC) section 409A, six months following Mr. Weyers’ retirement he began receiving monthly installments under the pension restoration plan and SERP. These installments will continue for 15 years.

Nonqualified Deferred Compensation Table for 2010

The following table sets forth information regarding the contributions, earnings and balances for each of our named executive officers relative to the nonqualified deferred compensation plan for 2010:

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)(3)
(a)	(b)	(c)	(d)	(e)	(f)
Charles A. Schrock	198,840	0	301,129	0	1,961,670
Joseph P. O’Leary	309,778	0	293,972	0	1,620,544
Lawrence T. Borgard	0	0	236,271	0	1,338,812
Mark A. Radtke	0	0	303,041	0	1,801,924
Daniel J. Verbanac	106,327	0	240,076	0	1,525,223
Larry L. Weyers (retired March 31, 2010)	0	0	716,183	0	5,024,257

(1)

Deferrals into the deferred compensation plan were made from compensation earned in 2010 and are reported in column (c) of the Summary Compensation Table for 2010, with the exception of annual incentive and performance share amounts earned in 2009, but paid out and deferred in 2010. These amounts are as follows:

Name	Annual Incentive Payout ($)	Performance Share Payout ($)
Charles A. Schrock	0	30,246
Joseph P. O’Leary	0	189,163
Lawrence T. Borgard	0	0
Mark A. Radtke	0	0
Daniel J. Verbanac	53,862	43,330
Larry L. Weyers (retired March 31, 2010)	0	0

(2)	Above-market earnings received on Reserve Accounts A and B are reported in column (h) of the Summary Compensation Table for 2010.

(3)	The aggregate balance includes amounts shown in footnote (1) and the above-market earnings on Reserve Accounts A and B, which are included in column (h) of the Summary Compensation Table for 2010.

The following table sets forth the actual earnings during 2010 of each deferred compensation account held by the named executive officers:

Name	Aggregate Earnings for Reserve A in Last Fiscal Year ($)	Aggregate Earnings for Reserve B in Last Fiscal Year ($)	Aggregate Earnings for Mutual Funds in Last Fiscal Year ($)	Aggregate Earnings for Company Stock in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)
Charles A. Schrock	14,150	902	48,105	237,972	301,129
Joseph P. O’Leary	0	0	10,285	273,687	283,972
Lawrence T. Borgard	0	991	21,148	214,132	236,271
Mark A. Radtke	0	0	90,341	212,700	303,041
Daniel J. Verbanac	0	77	70,750	169,249	240,076
Larry L. Weyers (retired March 31, 2010)	96,276	0	9,488	610,419	716,183

For further details regarding the deferred compensation accounts, including rates of return, see the discussion above in the Compensation Discussion and Analysis under the heading “Key Components of our Executive Compensation Program – Other Benefits and Plans.” Upon retirement or termination of employment, distribution of the named executive officer’s account will commence the January of the year that is both (1) following the calendar year of termination of employment and (2) at least six months following termination or later if a later date is selected by the named executive officer. The named executive officer can elect a distribution period from 1 to 15 years. Payouts, withdrawals or other distributions cannot commence under the plan while the named executive officer is actively employed.

Termination of Employment

An executive officer may voluntarily terminate his or her employment with the company, including pursuant to his or her retirement, or the company may terminate the executive officer’s employment with or without cause (referred to as involuntary termination). If a named executive officer’s employment is terminated after a change in control event has occurred, in the circumstances discussed below, the named executive officer is entitled to enhanced compensation benefits under the officer’s change in control agreement. Prior to a change in control, a named executive officer terminating employment is entitled to receive only those benefits earned, accrued and vested prior to the date of termination. There are no provisions for enhanced payments or benefits to be granted to the named executive officers for termination of employment, except as described below with regard to retirement.

Under the change in control agreements, the definition of “cause” is relevant if the executive officer’s employment is terminated after a change in control event has occurred. The term “cause” as defined in the change in control agreements for the named executive officers, means any one of the following: 1) intentional conduct by the executive officer that is not taken in good faith, which causes demonstrable and serious financial injury to us, as evidenced by a determination in a binding and final judgment in effect after exhaustion of all rights of appeal; 2) the executive officer being convicted of a felony, which substantially impairs the officer’s ability to perform his duties or responsibilities; 3) the executive officer’s continuing willful and unreasonable refusal to perform the officer’s duties or responsibilities (unless significantly changed without the officer’s consent); or 4) a material violation of the company’s Code of Conduct. If a change in control event has occurred and, during the term of the contract, the named executive officer’s employment is terminated by us for reasons other than “cause,” or if the executive terminates for “good reason,” then the executive officer receives the full change in control benefits. On the other hand, if a change in control event has occurred and the named executive officer’s employment is involuntarily terminated for “cause,” or the officer voluntary terminates employment other than for “good reason,” then the executive officer is entitled only to receive benefits that have already accrued and vested, but the executive officer is not entitled to receive the change in control benefits.

Each of our named executive officers, including Charles A. Schrock, our current CEO, has a change in control agreement that provides for a termination payment of up to 2.99 times current salary and normal annual incentives. The executive officer may elect to receive the termination payment within the IRS change in control limit, to avoid excise taxes, or to receive the fully calculated change in control payment subject to applicable excise taxes. In addition to the termination payment, an affected executive would receive health and welfare benefits, outplacement services, and up to $10,000 for fees and expenses of consultants, legal and/or accounting advisors engaged by the executive to compute benefits or payment due under the agreement.

With regard to retirement, the only enhanced value a named executive officer receives is derived from unvested equity grants, as vesting continues on stock options and restricted stock granted prior to retirement and performance periods continue on performance shares granted prior to retirement, provided that retirement occurs on or after December 31 of the calendar year in which the grant was made. Provided below are estimated aggregate compensation and benefits that may be payable to named executive officers in the event of termination of employment. These estimates assume that termination occurred on December 31, 2010.

Type of Termination	Charles A. Schrock ($)	Joseph P. O’Leary ($)	Lawrence T. Borgard ($)	Mark A. Radtke ($)	Daniel J. Verbanac ($)
Retirement (1)	12,212,942	N/A	N/A	N/A	N/A
Change In Control (2)	17,493,488	7,920,885	7,382,006	8,240,267	6,762,650

(1)

Mr. Schrock was the only named executive officer eligible for retirement as of December 31, 2010 under the pension program, as specified in the plan documents. Termination for reasons that are voluntary/involuntary/for cause, including death/disability, would be treated the same as retirement. Included in the value shown is the present value of future retirement benefit payments. Under the pension restoration plan and the SERP, certain participants will be paid a monthly benefit (for a fixed number of payments or a lifetime annuity). The present value of future monthly benefit payments was determined using an interest rate and mortality table consistent with assumptions used for financial reporting under the Compensation-Retirement Benefits Topic of the FASB ASC. Also included in the total is the enhanced value for any outstanding equity grants.

(2)	The amounts reflected do not include potential forfeitures that an executive may experience in the event benefits are above the IRS change in control limit and the executive chooses to reduce the termination payment below such limit.

No change in control triggering event occurred in 2010 that affected the named executive officers. The change in control estimate above provides the approximate cash severance amount, the present value of enhanced pension, health and welfare and outplacement benefits, the amount due for interrupted performance cycles, and the intrinsic value of stock-based awards for each named executive officer.

Mr. Weyers is not reflected in the table above due to his retirement on March 31, 2010. At retirement, Mr. Weyers received pursuant to his distribution election, a lump sum in the amount of $853,024 from his qualified retirement plan. In accordance with applicable rules and regulations, six months following Mr. Weyers’ retirement he began receiving monthly installments in the amount of $102,914 under the pension restoration plan and the SERP. These monthly installments will continue for 15 years.

The treatment of unvested stock options, unvested restricted stock and performance shares in which the performance period has not yet ended, varies depending on the circumstances of termination and by the type of long-term incentive. Provided below is a summary of how each type of 2010 long-term incentive is handled based on the type of termination:

Type of Termination	Stock Options	Restricted Stock	Performance Shares
Voluntary/Involuntary/For Cause	Shares not vested are forfeited unless early retirement on or after age 55 with 10 years service or reaching age 62, death or disability.	Shares not vested are forfeited unless early retirement on or after age 55 with 10 years service or reaching age 62, death or disability.	Shares not vested are forfeited unless early retirement on or after age 55 with 10 years service or reaching age 62, death or disability.
Retirement on or After Age 55 with 10 Years Service or Reaching Age 62	At retirement, the shares continue to vest as if actively employed; no change occurs to the vesting schedule. If retirement occurs within the calendar year that the award is granted, the last grant is prorated.	At retirement, the units continue to vest as if actively employed; no change occurs to the vesting schedule. If retirement occurs within the calendar year that the award is granted, the last grant is prorated.	At retirement the performance period continues as if actively employed. If retirement occurs within the calendar year that the award is granted, the last grant is prorated.
Change in Control	The outstanding and unexercised options will become fully vested, but subject to any terms of the change in control agreement.	The shares become fully vested, even if not otherwise vested, and whether or not employment is terminated.	The performance period is terminated; the employee is entitled to a final award based on the target award prorated for the portion of performance period that has been completed at time of change in control agreement.

Compensation Committee Report

The compensation committee has reviewed and discussed with management the above compensation discussion and analysis section of this proxy statement. Based on this review and discussion, the compensation committee recommended that the compensation discussion and analysis be included in Integrys Energy Group’s annual report on Form 10-K for the fiscal year ended December 31, 2010 and this proxy statement.

Compensation Committee

Richard A. Bemis, Chairman

William J. Brodsky

Albert J. Budney, Jr.

John W. Higgins

This Compensation Committee Report is not to be deemed “soliciting material” or deemed to be filed with the SEC or subject to Regulation 14A of the 1934 Act, except to the extent specifically requested by Integrys Energy Group or incorporated by reference in documents otherwise filed.

COMPENSATION RISK ASSESSMENT

Our compensation committee and our management team engaged in a process of evaluation of our compensation policies and practices for our employees and the risks arising therefrom. The compensation consultant engaged by the compensation committee and our company’s outside counsel assisted in this evaluation. The evaluation process began with our management team taking an inventory of our compensation arrangements and identifying the risks arising from the arrangements as well as measures we have taken to mitigate such risks. Specifically, our management team (a) assessed the key compensation policies from a risk perspective, (b) identified the risks disclosed in our most recent Annual Report on Form 10-K, (c) determined the impact of compensation policies and practices on such risk factors, (d) determined whether additional risks, not previously disclosed as a risk factor, might be created from our compensation policies and practices, and (e) determined whether any disclosure was necessary (namely, whether any identified risks were reasonably likely to have a material adverse effect). Our compensation committee then reviewed our management team’s process and the conclusions that our management team reached, and concluded that our employee compensation programs are designed with the appropriate balance of risk and reward in relation to our overall business strategy and do not incent executives or other employees to take unnecessary or excessive risks. As a result, we believe that risks arising from our employee compensation policies and practices are not reasonably likely to have a material adverse effect on our company.

DIRECTOR COMPENSATION

Compensation Philosophy

Our compensation policies for directors are designed to attract and retain the most qualified individuals to serve on the board of directors in the industry in which we operate. We believe that our director compensation packages for our non-employee directors are comparable relative to the competitive energy/utility market. General market information relative to the market median director compensation provided by two nationally recognized compensation consultants (Towers Watson, formerly known as Towers Perrin, and Exequity LLP) was reviewed in setting non-employee director compensation for 2010.

Role of the Governance Committee

Recommendations regarding non-employee director compensation are made by the governance committee. The compensation consultant provides the governance committee with a competitive compensation analysis of outside director compensation programs relative to the energy industry survey group and the general industry survey group for use in their decision-making. Although the compensation consultant provides market data for consideration by the governance committee in setting our non-employee director compensation levels and programs, the compensation consultant does not make specific recommendations on individual compensation amounts for our non-employee directors, nor does the consultant determine the amount or form of non-employee director compensation. All decisions on non-employee director compensation levels and programs are made by the full board of directors based on the recommendation provided by the governance committee.

Components of Director Compensation

Our non-employee director compensation for 2010 was composed of a retainer and stock-based awards. The equity portion of our non-employee director compensation is designed to align directors’ interests with shareholders’ interests. Directors may defer compensation into the nonqualified Integrys Energy Group, Inc. Deferred Compensation Plan (for a description of this plan and investment options, see the discussion above in the Compensation Discussion and Analysis under the heading “Key Components of our Executive Compensation Program – Other Benefits and Plans”), and receive $50,000 of Accidental Death and Dismemberment insurance coverage. Our non-employee directors receive no incentive plan compensation, qualified pension benefits, or perquisites. Our employee directors receive no compensation for serving as directors.

Common Stock Ownership Guidelines

Our board of directors believes it is important for our non-employee directors to be subject to stock ownership guidelines to emphasize the importance of linking director and shareholder interests. In December 2009, our board of directors adopted revised guidelines that provide the target level for stock ownership of our non-employee directors is five times their annual equity award, with this target to be obtained within a four-year period. As of December 31, 2010, all non-employee directors were complying with our stock ownership guidelines. For more information regarding stock ownership guidelines that apply to our employee directors, see the discussion above in the Compensation Discussion and Analysis under the heading “Common Stock Ownership Guidelines.”

Director Compensation Tables for 2010

The following table sets forth a summary of compensation for each non-employee director who served during 2010:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	Total ($)
(a)	(b)	(c)	(f)	(h)
Keith E. Bailey	78,159	75,000	0	153,159
Richard A. Bemis	80,000	75,000	8,325	163,325
William J. Brodsky	75,000	75,000	0	150,000
Albert J. Budney, Jr.	76,841	75,000	0	151,841
Pastora San Juan Cafferty	75,000	75,000	0	150,000
Ellen Carnahan	78,159	75,000	0	153,159
Robert C. Gallagher	80,524	75,000	4,543	160,067
Kathryn M. Hasselblad-Pascale	80,000	75,000	0	155,000
John W. Higgins	75,000	75,000	0	150,000
James L. Kemerling	86,317	75,000	6,381	167,698
Michael E. Lavin	85,000	75,000	0	160,000
William F. Protz, Jr.	75,000	75,000	0	150,000

(1)	Directors fees paid to non-employee directors in 2010, include:

•	$75,000 annual cash retainer.

•	$15,000 to serve as Lead Independent Director of the board of directors.

•	$10,000 to serve as chair of the audit committee and $5,000 to serve as chair of the compensation committee, environmental committee, financial committee or governance committee.

Fees paid for serving in the position of Lead Independent Director or as chair of a committee are prorated based on months served if a director is newly appointed during the year.

(2)	The amounts shown in column (c) reflect the grant date fair value of the deferred stock unit computed in accordance with FASB ASC Topic 718 – Stock Compensation.

(3)	The amounts shown reflect the calculation of above-market earnings on nonqualified deferred compensation and is based on the difference between 120% of the applicable federal long-term rate (AFR) and the rate of return received on Reserve Accounts A and B. There is no change in pension value for any director as directors are not provided pension benefits.

The following table sets forth a tabulation of the outstanding stock options granted to non-employee directors who served during 2010 and the number of deferred stock units held by non-employee directors who served during 2010 at December 31, 2010:

Name	Outstanding Stock Options (#)(1)	Deferred Stock Units (#)(2)
Keith E. Bailey	0	6,173
Richard A. Bemis	0	13,923
William J. Brodsky	4,950	6,173
Albert J. Budney, Jr.	0	11,726
Pastora San Juan Cafferty	4,950	6,173
Ellen Carnahan	0	10,278
Robert C. Gallagher	0	13,923
Kathryn M. Hasselblad-Pascale	0	13,923
John W. Higgins	0	6,173
James L. Kemerling	0	13,923
Michael E. Lavin	0	6,173
William F. Protz, Jr.	0	13,923

(1)	There is an aggregate of 9,900 outstanding stock options granted to non-employee directors as of December 31, 2010.

(2)	There is an aggregate of 120,801 deferred stock units held by non-employee directors as of December 31, 2010.

The following table sets forth the earnings during 2010 of each deferred compensation account held by each non-employee director who served during 2010:

Name	Aggregate Earnings for Reserve A in Last Fiscal Year ($)	Aggregate Earnings for Reserve B in Last Fiscal Year ($)	Aggregate Earnings for Mutual Funds in Last Fiscal Year ($)	Aggregate Earnings for Company Stock in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)
Keith E. Bailey	0	0	0	53,935	53,935
Richard A. Bemis	42,163	0	61,886	206,442	310,491
William J. Brodsky	0	0	0	215,990	215,990
Albert J. Budney, Jr.	0	0	0	102,899	102,899
Pastora San Juan Cafferty	0	0	16,917	71,033	87,950
Ellen Carnahan	0	0	0	171,617	171,617
Robert C. Gallagher	23,011	0	0	267,097	290,108
Kathryn M. Hasselblad-Pascale	0	0	0	144,972	144,972
John W. Higgins	0	0	0	53,935	53,935
James L. Kemerling	14,105	32,323	19,983	191,594	258,005
Michael E. Lavin	0	0	0	53,935	53,935
William F. Protz, Jr.	0	0	0	175,079	175,079

AUDIT COMMITTEE REPORT

The audit committee reviewed and discussed with management the audited financial statements of Integrys Energy Group, Inc. including disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” as of and for the year ended December 31, 2010. In addition, we have discussed with Deloitte & Touche LLP, the independent registered public accounting firm for Integrys Energy Group, the matters required by auditing standards of the Public Company Accounting Oversight Board and Rule 2-07, “Communication with Audit Committees” of Regulation S-X. The audit committee also reviewed and discussed with management and Deloitte & Touche LLP the assessment and audit of internal control over financial reporting.

The audit committee also received the written disclosures and letter from Deloitte & Touche LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed the firm’s independence with respect to Integrys Energy Group. We have also discussed with management of Integrys Energy Group and Deloitte & Touche LLP such other matters and received such assurances from them, as we deemed appropriate.

Based on the foregoing review and discussions and relying thereon, we have recommended to Integrys Energy Group’s board of directors the inclusion of the audited financial statements in Integrys Energy Group’s annual report on Form 10-K for the year ended December 31, 2010.

Audit Committee

Michael E. Lavin, Chair

Keith E. Bailey

Pastora San Juan Cafferty

Robert C. Gallagher

This Audit Committee report is not to be deemed “soliciting material” or deemed to be filed with the SEC or subject to Regulation 14A of the 1934 Act, except to the extent specifically requested by Integrys Energy Group or incorporated by reference in documents otherwise filed.

ANNUAL REPORTS

Our 2010 annual report (including financial statements and the report of our independent registered public accounting firm, Deloitte & Touche LLP) is enclosed with this proxy statement. Information regarding the assumptions made in valuing the stock and option awards contained in Note 20 – Stock-Based Compensation in Notes to Consolidated Financial Statements in the Annual Report on Form 10-K and information regarding the valuation method and assumptions applied in quantifying the present value of the pension benefits contained in Note 17 – Employee Benefit Plans in Notes to Consolidated Financial Statements in the Annual Report on Form 10-K, is incorporated by reference into this proxy statement. As allowed under SEC rules, Integrys Energy Group is delivering only one copy of the 2010 annual report and this proxy statement to multiple shareholders sharing an address unless it has received contrary instructions from one or more of the shareholders. Upon written or oral request, Integrys Energy Group will promptly deliver a separate copy of the 2010 annual report and/or this proxy statement to any shareholder at a shared address to which a single copy of the document was delivered. If you are a shareholder and would like to request an additional copy of the 2010 annual report and/or this proxy statement now or with respect to future mailings (or to request to receive only one copy of the annual report and proxy statement if you are currently receiving multiple copies), please call (800) 228-6888 or write to Integrys Energy Group, Inc., Attention: Barth J. Wolf, Vice President, Chief Legal Officer and Secretary, 700 North Adams Street, Green Bay, Wisconsin 54301.

An annual report is filed with the SEC on Form 10-K. If you are a shareholder and would like to receive a copy of our 2010 Form 10-K, without exhibits, please write to Barth J. Wolf, Vice President, Chief Legal Officer and Secretary, 700 North Adams Street, Green Bay, Wisconsin 54301. You can also access the 2010 Form 10-K on our website at www.integrysgroup.com/investor by selecting “SEC Filings.”

OTHER BUSINESS

At the time this proxy statement went to press, there were no shareholder proposals required to be included in this proxy statement for consideration at our May 11, 2011 annual meeting. If any other matters are properly presented at the annual meeting, the persons named as proxies will vote upon them in accordance with their best judgment.

Our officers, directors and employees may solicit proxies by correspondence, telephone, electronic communications, or in person, but without extra compensation. Banks, brokers, nominees and other fiduciaries may be reimbursed for reasonable charges and expenses incurred in forwarding the proxy soliciting material to and receiving proxies from beneficial owners.

FUTURE SHAREHOLDER PROPOSALS

Under Rule 14a-8 of the Securities Exchange Act of 1934 shareholder proposals for Integrys Energy Group’s 2012 annual meeting of shareholders must be received no later than December 3, 2011, to be included in the 2012 proxy statement. Integrys Energy Group By-Laws allow additional shareholder proposals for the 2012 annual meeting to be accepted between January 12, 2012 and February 11, 2012. However, proposals received in this time frame will be included in the 2012 proxy statement at the sole discretion of Integrys Energy Group. If Integrys Energy Group chooses to present such proposal at the 2012 annual meeting, the persons named in proxies solicited by the board of directors of Integrys Energy Group for its 2012 annual meeting of shareholders may exercise discretionary voting power with respect to any such proposal. Shareholder proposals received before January 12, 2012 may be submitted to shareholder vote at the sole discretion of Integrys Energy Group (Integrys Energy Group may exercise discretionary voting power with respect to any such proposal), but proposals received after February 11, 2012 will not be considered for submission to shareholders. Proposals should be submitted to Barth J. Wolf, Vice President, Chief Legal Officer and Secretary, Integrys Energy Group, Inc., 700 North Adams Street, Green Bay, Wisconsin 54301.

INTEGRYS ENERGY GROUP, INC.

BARTH J. WOLF
Vice President, Chief Legal Officer and Secretary

1	¢

INTEGRYS ENERGY GROUP, INC.

130 East Randolph Street, Chicago, Illinois 60601

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 11, 2011

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Shareholder(s) hereby appoints Charles A. Schrock and Barth J. Wolf as Proxies, each with the power to appoint a substitute, and hereby authorizes them to represent and to vote as designated on the reverse side of this form, and to vote at their discretion upon such other business as may properly come before the meeting, all the shares of common stock of Integrys Energy Group, Inc. held of record by the undersigned on March 17, 2011, at the Annual Meeting of Shareholders to be held on May 11, 2011, at 10:00 a.m. CDT, at the Weidner Center, on the campus of the University of Wisconsin-Green Bay, 2420 Nicolet Drive, Green Bay, Wisconsin, or any adjournment or postponement thereof.

This proxy when properly executed, will be voted in the manner directed by the shareholder(s). If no direction is made, this proxy will be voted FOR ALL NOMINEES for director listed on the reverse side; FOR proposals 2 and 4; for ONE YEAR on proposal 3; and according to the discretion of the proxy holders on any other matters that may properly come before the meeting or any other postponement or adjournment thereof.

(Continued and to be signed on the reverse side.)

COMMENTS:

¢	14475	¢

ANNUAL MEETING OF SHAREHOLDERS OF

INTEGRYS ENERGY GROUP, INC.

May 11, 2011

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 11, 2011

The Annual Report, Notice of Annual Meeting/Proxy Statement and Proxy Card

are available at www.integrysgroup.com/proxymaterials.

Please sign, date, and mail

your proxy card in the

envelope provided as soon

as possible.

  Please detach along perforated line and mail in the envelope provided.

■	21230040030000000100 6	051111

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of directors to one-year terms on the board of directors or until their successors have been duly elected: Our board of directors recommends a vote “FOR ALL NOMINEES” for Item 1.			2. Approval of a non-binding advisory resolution on the compensation of our named executive officers.		FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

NOMINEES:

O  Keith E. Bailey

O  William J. Brodsky

O  Albert J. Budney, Jr.

O  Pastora San Juan Cafferty

O  Ellen Carnahan

O  Michelle L. Collins

O  Kathryn M. Hasselblad-Pascale

O  John W. Higgins

O  James L. Kemerling

O  Michael E. Lavin

O  William F. Protz, Jr.

O  Charles A. Schrock

			Our board of directors recommends a vote “FOR” this proposal.	1 YEAR	2 YEARS	3 YEARS	ABSTAIN

3.   A non-binding advisory vote regarding the frequency of future advisory votes related to the compensation of our named executive officers.

      Our board of directors recommends a vote for “1 YEAR” for this proposal.

				☐	☐	☐	☐
					FOR	AGAINST	ABSTAIN

4.   The ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2011.

      Our board of directors recommends a vote “FOR” this proposal.

					☐	☐	☐
INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Also, as necessary or desirable, shareholders will consider and act upon any other business properly brought before the annual meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 17, 2011 are entitled to notice and to vote at the annual meeting.

Please indicate in the comments box on the reverse side of this card any topics you would like to have addressed as part of management's presentation at the Annual Meeting of Shareholders on May 11, 2011.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■

ANNUAL MEETING OF SHAREHOLDERS OF

INTEGRYS ENERGY GROUP, INC.

May 11, 2011

PROXY VOTING INSTRUCTIONS

INTERNET - Access “www.voteproxy.com” and follow the on-screen instructions. Have your proxy card available when you access the web page.

TELEPHONE - Call toll-free 1-800-PROXIES (1-800-776-9437) in the United States or 1-718-921-8500 from foreign countries from any touch-tone telephone and follow the instructions. Have your proxy card available when you call.

MAIL - Sign, date, and mail your proxy card in the envelope provided as soon as possible.

IN PERSON - You may vote your shares in person by attending the Annual Meeting.

COMPANY NUMBER
ACCOUNT NUMBER

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 11, 2011

The Annual Report, Notice of Annual Meeting/Proxy Statement and Proxy Card are

available at www.integrysgroup.com/proxymaterials.

  Please detach along perforated line and mail in the envelope provided. IF you are not voting via the Internet or telephone

■	21230040030000000100 6	051111

PLEASE SIGN, DATE, AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. Election of directors to one-year terms on the board of directors or until their successors have been duly elected: Our board of directors recommends a vote “FOR ALL NOMINEES” for Item 1.			2. Approval of a non-binding advisory resolution on the compensation of our named executive officers.		FOR ☐	AGAINST ☐	ABSTAIN ☐
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)

NOMINEES:

O  Keith E. Bailey

O  William J. Brodsky

O  Albert J. Budney, Jr.

O  Pastora San Juan Cafferty

O  Ellen Carnahan

O  Michelle L. Collins

O  Kathryn M. Hasselblad-Pascale

O  John W. Higgins

O  James L. Kemerling

O  Michael E. Lavin

O  William F. Protz, Jr.

O  Charles A. Schrock

			Our board of directors recommends a vote “FOR” this proposal.	1 YEAR	2 YEARS	3 YEARS	ABSTAIN

3.   A non-binding advisory vote regarding the frequency of future advisory votes related to the compensation of our named executive officers.

      Our board of directors recommends a vote for “1 YEAR” for this proposal.

				☐	☐	☐	☐
					FOR	AGAINST	ABSTAIN

4.   The ratification of the selection of Deloitte & Touche LLP as the independent registered public accounting firm for Integrys Energy Group and its subsidiaries for 2011.

      Our board of directors recommends a vote “FOR” this proposal.

					☐	☐	☐
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

Also, as necessary or desirable, shareholders will consider and act upon any other business properly brought before the annual meeting and any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 17, 2011 are entitled to notice and to vote at the annual meeting.

Please indicate in the comments box on the reverse side of this card any topics you would like to have addressed as part of management's presentation at the Annual Meeting of Shareholders on May 11, 2011.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

		☐	MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING. ☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

■

Note:  Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

■